UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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STAG Industrial, Inc.
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One Federal Street, 23rd Floor

Boston, Massachusetts 02110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2019

To our stockholders:

You are cordially invited to attend the 2019 annual meeting of the stockholders of STAG Industrial, Inc., a Maryland corporation, at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on April 29, 2019, at 1:30 p.m., local time.  At the meeting, stockholders will consider and vote on the following matters:

1.              the election of eight directors to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2.              the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

3.              the approval, by non-binding vote, of our executive compensation.

In addition, stockholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you owned shares of our common stock as of the close of business on March 8, 2019, you can vote those shares by proxy or at the meeting. Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials over the internet.  On or about March 20, 2019, we expect to mail our stockholders either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the notice of internet availability of proxy materials (the “Notice”) or (ii) the Notice only, each in connection with the solicitation of proxies by the board of directors for use at the annual meeting and any adjournments or postponements thereof.  If you received only the Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein.  The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting.  You may authorize your proxy to vote your shares over the internet as described in the Notice.  Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided.  You also may vote by telephone as described in your proxy card.  If you vote your shares over the internet, by mail or by telephone before the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

By order of the board of directors:

JEFFREY M. SULLIVAN Executive Vice President, General Counsel and Secretary

Boston, Massachusetts

March 20, 2019

2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY SUMMARY

2018 Business Highlights

We are a real estate investment trust (“REIT”) focused on the acquisition, ownership and operation of single-tenant, industrial properties throughout the United States.  Our primary business objectives are to own and operate a balanced and diversified portfolio of binary risk investments (individual single-tenant industrial buildings) that maximizes cash flows and enhances stockholder value over time.

Our business strategy has resulted in a consistent track record of creating strong operational performance and long-term value for our stockholders.

PROVEN AND STRATEGIC GROWTH PROFILE
• Since our initial public offering in 2011, we have deployed more than $3.5 billion of capital, representing the acquisition of 370 buildings totaling approximately 75.2 million rentable square feet.

•                  During 2018, we acquired 53 buildings totaling approximately 10.3 million rentable square feet for a total purchase price of approximately $676.5 million, a record acquisition volume for our company.

•                  During 2018, we (i) raised gross equity capital of approximately $390.4 million through our “at-the-market” common stock offering programs, (ii) maintained an investment grade rating from a nationally recognized statistical rating agency, (iii) obtained a second investment grade rating from another nationally recognized statistical rating agency, and (iv) paid a monthly dividend at an annualized rate of approximately $1.42 per share, which represents a dividend yield of approximately 5.7% based on the year-end closing stock price of $24.88.

TOTAL STOCKHOLDER RETURN AND FINANCIAL PERFORMANCE
• We believe that the value creation produced from an investment in real estate should be assessed over a long-term period, and our strategy has focused on long-term value creation.

• During the year ended December 31, 2018:

o Net income was approximately $96.2 million as compared to net income of approximately $32.2 million in 2017, an increase of approximately 198.9%.

o Funds from operations (“FFO”) was approximately $197.5 million as compared to FFO of approximately $160.4 million in 2017, an increase of approximately 23.1%.*

o Net operating income (“NOI”) was approximately $282.0 million as compared to NOI of approximately $243.3 million in 2017, an increase of approximately 15.9%.*

* FFO and NOI meet the definition of “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”).  Please refer to Appendix A attached hereto for an explanation of why our management considers these measures, the historical amounts of these two measures and a reconciliation of the measures to the nearest measure under generally accepted accounting principles (“GAAP”).

Stockholder Engagement

Our management team participates in an active stockholder engagement process each year:

We provide institutional investors with many opportunities and events to provide feedback directly to our management team throughout the year, including formal events, one-on-one sessions and group meetings throughout the year.  During 2018, our management team attended eight investor conferences, three non-deal roadshows and numerous other individual investor meetings, where they met with approximately 70 institutional investors, representing approximately 29% of our outstanding common stock.  These meetings covered a range of topics, including our financial condition and results of operations, our business investment, finance and operation strategies, our stock price performance, economic, industry and market trends, corporate governance and executive compensation and other matters.

In addition to, and apart from, our regular investor meetings, in connection with the 2018 annual meeting of stockholders and thereafter, we spoke exclusively about executive compensation and corporate governance with 10 investors, representing an approximately 39% ownership of our outstanding common stock.  For more information about our stockholder engagement related to our executive compensation programs, see “Executive Officer Compensation Discussion and Analysis—Stockholder Engagement and Response to 2018 Say-On-Pay Vote.”

We engage with stockholders throughout the year in order to:

•                  provide visibility and transparency into our business, performance and corporate practices;

•                  hear from our stockholders about issues that are important to them and their expectations for our company; and

•                  assess emerging issues that may affect our business, inform our decision making, enhance our public disclosures and help shape our practices.

Our management team recognized the benefits that come from this dialogue with our stockholders.  Stockholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and public disclosures.  Some of the actions we have taken in response to stockholder feedback include:

•                  redesigned our executive compensation program to, among other things, add rigorous performance goals tied to both company and operational performance to the annual cash incentive bonus program;

•                  amended our charter and bylaws to allow stockholders to adopt, alter or repeal our bylaws;

•                  adopted a true majority voting standard in director elections (with a director resignation policy);

•                  increased the management team’s focus on our policies, practices and disclosures related to environmental stewardship, social responsibility and governance practices; and

•                  started an initiative, led by the nominating and corporate governance committee, to add another female director to the board of directors.

Snapshot of Corporate Governance Practices

The table below presents a snapshot of our corporate governance policies.

Annual election of directors	Yes
Majority voting standard for the election of directors (with a director resignation policy)	Yes
Regular executive sessions of independent directors	Yes
Annual board and committee self-evaluations, assisted by outside counsel	Yes
Stockholder ability to amend bylaws	Yes
No stockholder rights plan without stockholder approval or ratification	Yes
Stock ownership guidelines for executive officers	Yes
Stock ownership guidelines for directors	Yes
Anti-hedging and anti-pledging policies	Yes
Code of business conduct and ethics for employees and directors	Yes

Enhancing Board Diversity

We are committed to diversity and recognize the benefits of having a diverse board of directors.  In 2017, the board of directors resolved to strengthen its commitment to diversity by seeking to identify one or more qualified female candidates for appointment to the board and, in March 2018, the board of directors unanimously appointed Michelle S. Dilley to the board.  Women and minorities currently represent 25% of the board of directors.  Additionally, the board of directors has increased its focus on adding a second woman to the board and has started an initiative, led by the nominating and corporate governance committee, to determine the needed skill set and experience for an additional director and identify qualified nominees with a focus on identifying female candidates.

Redesigned Executive Compensation Program

In connection with the 2018 annual meeting of stockholders and thereafter, we decided to contact our institutional stockholders to better understand their concerns about our executive compensation program and to identify areas for improvement.

In response to the 2018 annual meeting voting results and to stockholder feedback and proxy advisory firm observations, our compensation committee worked with its compensation consultant, FPL Associates, L.P. (“FPL”), to re-design certain aspects of our executive compensation program and took the following actions:

WHAT WE HEARD		HOW WE RESPONDED

Reduce overlap of performance metrics in annual and long-term incentive programs	à

We modified the annual cash incentive bonus program to be based on individual and corporate operational performance goals, while keeping the performance unit awards based on relative and absolute TSR metrics

Utilize rigorous individual and corporate operational performance goals for the annual cash incentive bonus program	à

We adjusted the annual cash incentive bonus program so 20% will be based on certain individual performance goals and 80% will be based on four corporate operational performance goals: (i) Core FFO per Share, (ii) Acquisition Volume, (iii) Net Debt to Run Rate Adjusted EBITDAre and (iv) Same Store Cash NOI Growth

Decrease volatility in payout levels for same levels of performance	à	We removed the muting methodology from the annual cash incentive bonus program

Adopt rigorous performance goals for performance unit target payout levels	à	We set target payout levels for performance units granted in 2020 and beyond at the 55th percentile of the peer group such that we must outperform to achieve target

More than half of the equity awards should be performance-based equity awards	à

We determined that annual equity awards should consist of approximately 35% to 40% in LTIP units (subject to multi-year vesting) and 60% to 65% in performance units (with a multi-year measuring period)

Disclose thesholds for minmum payouts under the annual cash incentive bonus program and performance units	à

We disclosed that performance below threshold levels will earn 0% under the annual cash incentive bonus program and that relative return performance below the 30th percentile will result no payout (zero value) under the performance units

For more information about our stockholder outreach and our redesigned executive compensation program, see “Executive Officer Compensation Discussion and Analysis—Stockholder Engagement and Response to 2018 Say-On-Pay Vote.”

Environmental Stewardship and Social Responsibility

As the long-term owner of industrial buildings, we have a vested interest in making investments and working with our tenants to create a portfolio of industrial buildings with modern sustainable features that will continue to meet tenant demand and help tenants run their operations as efficiently as possible.

We have made progress on environmental issues in two primary areas – (1) investments to garner energy savings, including modernization of lighting and HVAC equipment, and (2) investments in alternative energy generation.  With respect to energy savings, we are working with our tenants to accelerate the replacement of inefficient equipment and, in doing so, generate significant electrical and natural gas cost savings.  These savings initially accrue to the tenants under our triple-net leases, but will make our buildings more competitive and attractive to potential tenants when exposed to market conditions in future lease negotiations.  In addition, when one of our buildings becomes vacant, we advance these cost-saving modernization efforts on our own initiative.  With respect to alternative energy, the most promising technology for local power generation at our industrial sites is solar (photovoltaic).  We have been aggressively pursuing installation in the states that are most receptive to these installations.  Our initial solar installations will go online this year.

Our commitment to social responsibility extends to all, including employees, customers, communities, investors, suppliers and visitors.  Our mission is to extend our financial resources, time and core values and principles to improve communities.  We strive to collaborate with local non-profit organizations that provide opportunities to inspire and empower children and young adults.  Our employees demonstrate their personal commitment by volunteering time and resources into these organizations that we believe will help children and young adults realize their potential and make an impact to future generations.

Early in our life as a public company, we established our Charitable Action Committee (the “CAC”) to promote quality interaction with our local community in Boston.  We currently support six local charities through a combination of financial support (both direct and employee matching) and numerous employee volunteer activities (such as food and clothing distribution, habitat improvement, etc.).  The CAC is funded by our company and is managed by our enthusiastic volunteer employees.  Each year we choose one of these charities for our “Impact Day” – a day-long, companywide effort to improve the facilities of the chosen charity.  For example, on August 8, 2018, more than half of our employees volunteered with The Home for Little Wanderers to paint, organize closets and rooms, assemble back-to-school backpacks, run activity stations and serve food at their Family Resource Center.  More information about our volunteer activities is available under “In the Community” in the “About Us” section of our website at www.stagindustrial.com.

We are continuing to focus on enhancing our public disclosures related to our environmental stewardship, social responsibility and governance practices.  We expect to post more information on our initiatives in these areas on our website at www.stagindustrial.com.

Matters to be Voted On at the 2019 Annual Meeting

Proposal	Board Recommendation
Proposal 1: Election of Directors	FOR
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
Proposal 3: Advisory (Non-Binding) Vote on Executive Compensation	FOR

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:                                   Why did I receive a notice of internet availability of proxy materials?

A:                                   The board of directors is soliciting proxies to be voted at the 2019 annual meeting of stockholders. The annual meeting will be held at the offices of DLA Piper LLP (US) at 33 Arch Street, 26th Floor, in Boston, Massachusetts, on Monday, April 29, 2019, at 1:30 p.m., local time.  Pursuant to rules promulgated by the SEC, we are providing access to our proxy materials over the internet.  On or about March 20, 2019, we are mailing to our stockholders of record on March 8, 2019, either (i) a copy of this proxy statement, the accompanying proxy card, our annual report and the notice of internet availability of proxy materials (the “Notice”), or (ii) the Notice only.  The Notice and this proxy statement summarize the information you need to know in order to vote by proxy or in person at the annual meeting.  You do not need to attend the annual meeting in person in order to vote.

Q:                                   When was the Notice mailed?

A:                                   The Notice was mailed to stockholders beginning on or about March 20, 2019.

Q:                                   Who is entitled to vote?

A:                                   All common stockholders of record as of the close of business on March 8, 2019, the record date, are entitled to vote at the annual meeting.

Q:                                   What is the quorum for the meeting?

A:                                   A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding.  No business may be conducted at the meeting if a quorum is not present. As of the record date, 117,948,452 shares of common stock were issued and outstanding.  If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 8, 2019.  Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:                                   How many votes do I have?

A:                                   You are entitled to one vote for each whole share of common stock you held as of the record date.  Our stockholders do not have the right to cumulate their votes for directors.

Q:                                   What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:                                   If your shares are registered in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares.  The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the internet.

Q:                                   How do I vote?

A:                                   Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the internet as described in the Notice.  Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided.  You also may authorize your proxy to vote your shares by telephone as described in your proxy card.  Authorizing your proxy over the internet, by mailing a proxy card or by telephone, will not limit your right to attend the annual meeting and vote your shares in person.  Your proxy (the individual named in your proxy card) will vote your shares per your instructions.

Q:                                   How do I vote my shares that are held by my broker?

A:                                   If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you.  Most brokers allow you to authorize your proxy by mail, telephone and on the internet.  If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:                                   What am I voting on?

A:                                   You will be voting on:

•                  Proposal 1: the election of eight directors to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•                  Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP to act as our independent registered public accounting firm for year ending December 31, 2019; and

•                  Proposal 3: the approval, by non-binding vote, of our executive compensation.

In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:                                   What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:                                   Proposal 1:                                  The election of the director nominees must be approved by a majority of the votes cast.

Proposal 2:                                 The ratification of the appointment of the independent registered public accounting firm requires a majority of the votes cast.

Proposal 3:                                 The advisory vote approving executive compensation requires an affirmative vote of a majority of the votes cast.

Q:                                   How are abstentions and broker non-votes treated?

A:                                   If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares.  A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the approval of our executive compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you.  However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote approving our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum.

For purposes of the election of directors and the vote on Proposal 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

For purposes of the vote on Proposal 2, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Important:  Beneficial owners of shares held in broker accounts are advised that if they do not provide timely instructions to their broker, pursuant to NYSE Rule 452, their shares will not be voted in connection with the election of directors or the proposal related to our executive compensation.  Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:                                   Will there be any other items of business on the agenda?

A:                                   The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors.  If any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:                                   What happens if I submit my proxy without providing voting instructions on all proposals?

A:                                   Proxies properly submitted via the internet, mail or telephone will be voted at the annual meeting in accordance with your directions.  If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted as follows:

•                  if you are a stockholder of record, to elect (FOR) each of the director nominees listed in “Proposal 1: Election of Directors;” if you are a beneficial owner whose shares are held of record by a broker, a broker non-vote will occur;

•                  if you are a stockholder of record or if you are a beneficial owner whose shares are held of record by a broker, in favor of (FOR) “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm;” and

•                  if you are a stockholder of record, in favor of (FOR) “Proposal 3: Advisory (Non-Binding) Vote on Executive Compensation;” if you are a beneficial owner whose shares are held of record by a broker, a broker non-vote will occur.

Q:                                   Will anyone contact me regarding this vote?

A:                                   No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors at any time if we deem them necessary.  Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:                                   Who has paid for this proxy solicitation?

A:                                   We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our stockholders, the proxy materials and any additional materials furnished to stockholders.  Proxies may be solicited by our directors, officers or employees personally or by telephone without additional compensation for such activities.  We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners.  We will reimburse such holders for their reasonable expenses.

Q:                                   May stockholders ask questions at the annual meeting?

A:                                   Yes.  There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:                                   How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.”  Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions.  This procedure provides extra convenience for stockholders and cost savings for companies.

Our company and some brokers, banks or other agents may be householding our proxy materials.  A single Notice and, if applicable, a single set of our proxy materials, including this proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process.  Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a single set of our proxy materials, to any stockholder at a shared address to which a single copy of any of those documents was delivered.  To receive a separate copy of the Notice and, if applicable, our proxy materials, you may send a written request to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.  In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

Q:                                   What does it mean if I receive more than one Notice?

A:                                   It means that you have multiple accounts at the transfer agent or with brokers.  Please submit all of your proxies over the internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:                                   Can I change my vote after I have voted?

A:                                   Yes.  Proxies properly submitted over the internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting.  A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person.  Attendance at the meeting will not by itself constitute revocation of a proxy.  If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:                                   Can I find additional information on the company’s website?

A:                                   Yes.  Our website is www.stagindustrial.com.  You can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, our stock ownership guidelines, charters of our board committees and reports that we file with the SEC.  However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this proxy statement or incorporated into any other filing that we submit to the SEC.

A copy of our corporate governance guidelines, our code of business conduct and ethics, our stock ownership guidelines and each of the charters of our board committees also may be obtained free of charge by writing to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.

PROPOSAL 1:

ELECTION OF DIRECTORS

The board of directors currently consists of eight members with directors serving one-year terms and until their successors are duly elected and qualified.  The term for each director expires at each annual meeting of stockholders.  At the 2019 annual meeting, eight directors will be elected to serve until the 2020 annual meeting and until their successors are duly elected and qualified.  The board of directors has nominated the following current directors (the “Nominees”) to serve as directors: Benjamin S. Butcher, Virgis W. Colbert, Michelle S. Dilley, Jeffrey D. Furber, Larry T. Guillemette, Francis X. Jacoby III, Christopher P. Marr and Hans S. Weger.  The board of directors anticipates that each Nominee will serve, if elected, as a director.  However, if anyone nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

Vote Required

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required for the election of the Nominees. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation

The board of directors recommends a vote FOR each Nominee.

Snapshot of Board Composition

The table below presents a snapshot of the expected composition of the board of directors.

Total number of directors	8
Percentage of independent directors	88%
Average age of independent directors	59
Average tenure of independent directors (years)	6.4
Lead independent director	Yes
Percentage of directors with CEO experience	50%
Percentage of directors with CFO experience	50%
Percentage of audit committee members designated as “audit committee financial experts”	100%
Percentage of women and minorities on the board	25%

Director Nominees for Election to Term Expiring 2020

The following tables and biographical descriptions set forth certain information with respect to each Nominee, including the specific experience, qualifications, attributes and skills that led to the conclusion by the board that such person should continue to serve as a director.

Director Nominees	Age	Principal Occupation	Director Since

Benjamin S. Butcher	65	Chief Executive Officer, President and Chairman	2010
Virgis W. Colbert	79	Former Executive Vice President of Miller Brewing Company	2014
Michelle S. Dilley	47	Chief Operating Officer of DSC Logistics	2018
Jeffrey D. Furber	60	Chief Executive Officer of AEW Capital Management	2011
Larry T. Guillemette	63	Former Chairman, Chief Executive Officer and President of Amtrol	2011
Francis X. Jacoby III	57	Chief Financial Officer of Leggat McCall Properties, LLC	2011
Christopher P. Marr	54	Chief Executive Officer and Trustee of CubeSmart	2012
Hans S. Weger	55	Former Chief Financial Officer of Focus Brands Inc.	2011

Director Qualifications

	Butcher	Colbert	Dilley	Furber	Guillemette	Jacoby	Marr	Weger
Real estate / development / finance	✓			✓		✓	✓	✓
Industrial operations	✓	✓	✓		✓
Logistics	✓		✓
Supply chain management	✓	✓	✓
CEO / senior public company executive	✓	✓		✓	✓		✓	✓
Strategic planning	✓	✓	✓	✓	✓	✓	✓	✓
Finance / accounting					✓	✓	✓	✓
Risk management	✓	✓		✓	✓		✓	✓

Director Nominees

Benjamin S. Butcher Chief Executive Officer, President and Chairman of the Board Committees: • Investment (Chair)

Mr. Butcher has served as our chief executive officer, president and chairman of the board of directors since 2010.  Prior to the formation of our company, Mr. Butcher oversaw the growth of our predecessor business, serving as a member of the board of managers of STAG Capital Partners, LLC, STAG Capital Partners III, LLC, and their affiliates from 2003 to 2011.  From 1999 to 2003, Mr. Butcher was engaged as a private equity investor in real estate and technology.  From 1997 to 1998, Mr. Butcher served as a director at Credit Suisse First Boston, where he sourced and executed transactions for the principal transactions group (real estate debt and equity).  Prior to that, he served as a director at Nomura Asset Capital from 1993 to 1997, where he focused on marketing and business development for its commercial mortgage-backed securities group.  Mr. Butcher serves as a member of the board of trustees and a member of the nominating and corporate governance committee and compensation committee of Washington Real Estate Investment Trust (NYSE: WRE), an owner of office, multi-family and retail properties in the greater Washington, D.C. metropolitan area.  Mr. Butcher holds a Bachelor of Arts degree from Bowdoin College and a Master of Business Administration degree from the Tuck School of Business at Dartmouth.  In light of his extensive company-specific operational, finance and market experience, his leadership abilities, and his expertise in the acquisition, ownership and management of single-tenant industrial properties, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Butcher to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Virgis W. Colbert Independent Director Committees: • Compensation • Nominating and Corporate Governance

Mr. Colbert served in a variety of key leadership positions with Miller Brewing Company from 1979 until his retirement in 2005, including executive vice president of worldwide operations from 1997 to 2005 and senior vice president of operations from 1993 to 1997.  As executive vice president, Mr. Colbert was responsible for plant operations, international operations, brewing, research and quality assurance, engineering, procurement, order production/planning and logistics.  Since his retirement, he continues to serve as a senior advisor to MillerCoors LLC.  In addition, Mr. Colbert currently serves on the board, including the audit committee thereof, of New Senior Investment Group Inc. (NYSE: SNR), a senior housing REIT, and on the boards of The Nasdaq Stock Market LLC and several affiliates.  Mr. Colbert also serves on the board of the Hutchins Center for African & African American Research at Harvard University (since 2013).  He previously served on the boards of Lorillard, Inc. from 2008 to 2015 (including as lead director from 2013 to 2015), The Hillshire Brands Company (formerly known as Sara Lee Corporation) from 2006 to 2013, Bank of America Corp. (NYSE: BAC) from 2008 to 2013, Merrill Lynch & Co., Inc. from 2006 to 2008, Stanley Black & Decker from 2003 to 2012 and The Manitowoc Company, Inc. from 2002 to 2012.  He is the former chairman and current chairman emeritus of the board for the Thurgood Marshall College Fund, and the former chairman of the board for Fisk University.  Mr. Colbert received Honorary Doctor of Humane Letters degrees from Fisk University in 2005 and from Kentucky State University in 2001.  He holds a Bachelor of Science degree from Central Michigan University.  In light of his extensive public company board and corporate governance experience and his significant operational experience including addressing logistics, plant operations and other issues common to our tenants, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Colbert to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Michelle S. Dilley Independent Director Committees: • Nominating and Corporate Governance

Ms. Dilley has served as the chief operating officer at DSC Logistics, Inc. (“DSC”), a logistics and supply chain management organization, since February 2019.  In this role, she leads DSC’s transformation initiative and is directly responsible for DSC’s logistics center operations.  Prior to this position, she served as the chief supply chain transformation officer at DSC from 2017 to 2019.  Previously, she served as senior vice president, operations at LaSalle Bristol, LP, a building products distributor, from 2014 to 2017, where she was accountable for supply chain operations throughout the United States and Canada.  From 2009 to 2014, she served as vice president, supply chain at Ascension Health, a non-profit health system, where she led the supply chain business transformation and operational redesign.  Ms. Dilley started her career at Whirlpool Corporation, where she served in a variety of roles, including general manager, global indirect goods & services sourcing from 2005 to 2009.  Ms. Dilley holds a Bachelor of Arts degree from the University of Michigan.  In light of her significant supply chain, finance and operational experience, including experience in the development and implementation of strategic initiatives, the board of directors believes that it is in the best interests of our company and our stockholders for Ms. Dilley to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Jeffrey D. Furber Independent Director Committees: • Compensation (Chair) • Investment

Mr. Furber serves as the chief executive officer of AEW Capital Management (“AEW”) and chairman of AEW Europe. As one of the leading real estate investment advisors, AEW currently manages $75 billion of real estate assets and securities on behalf of a global client base of public and corporate pension funds, sovereign wealth funds, endowments, foundations and high net worth investors. Mr. Furber has oversight responsibility for all of AEW’s operating business units in the United States, Europe and Asia. He chairs AEW’s management committee, which is responsible for AEW’s strategic direction and for managing the firm’s resources, and is a member of the firm’s risk management committee and the investment committees in North America, Europe and Asia. Mr. Furber joined AEW in 1997 from Winthrop Financial Associates (“Winthrop”), a wholly-owned subsidiary of Apollo Advisors, where he served as managing director of Winthrop and as president of Winthrop Management. In these capacities, he was responsible for acquisitions, asset management and capital markets activity, including the sourcing of equity and mezzanine debt investments. Mr. Furber is a member of the board of The Howard Hughes Corporation (NYSE: HHC) and Boston Children’s Hospital Trust. Mr. Furber holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Harvard Business School.  In light of his significant leadership, corporate governance and capital markets experience and his 34 years of real estate investment experience, including 21 years as chief executive officer of AEW, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Furber to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Larry T. Guillemette Lead Independent Director Committees: • Audit • Compensation

Mr. Guillemette served as chairman of the board of directors, chief executive officer and president of Amtrol Inc., a multi-national pressure vessel manufacturer (“Amtrol”), from 2006 to 2017.  Mr. Guillemette also served as executive vice president and chief financial officer of Amtrol from 2000 to 2006 and as executive vice president of marketing and business development from 1998 to 2000.  Prior to joining Amtrol, Mr. Guillemette served as chief executive officer and president of Balcrank Products, Inc., a manufacturer of lubrication equipment for the automotive service market and other industrial product lines from 1991 to 1998.  From 1990 to 1991, he served as senior vice president and senior financial officer of The O’Connor Group, a real estate investment, management and development firm.  Prior to that, from 1986 to 1990, Mr. Guillemette served as a vice president for Hampton Partners/G.M. Cypres & Co., Inc., an investment banking partnership.  From 1979 to 1986, Mr. Guillemette served in various management positions with units of the Henley Group and its predecessors, including Allied-Signal, The Signal Companies and Wheelabrator-Frye.  Mr. Guillemette holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from the Tuck School of Business at Dartmouth.  In light of his extensive leadership experience through his senior officer and director positions and his accounting and real estate experience, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Guillemette to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Francis X. Jacoby III Independent Director Committees: • Audit • Investment • Nominating and Corporate Governance

Since 2016, and from 1995 to 2001, Mr. Jacoby has served as executive vice president and chief financial officer of Leggat McCall Properties, LLC, a real estate development company.  From 2013 to 2016, Mr. Jacoby served as an independent consultant providing real estate finance, development and disposition related services.  From 2008 to 2013, he served as president of Kensington Investment Company, Inc., the wealth management office for a family that owns travel-related businesses and passenger ships and makes investments in real estate, private equity and venture capital.  In addition, in 2012, Mr. Jacoby served as the chief financial officer of Grand Circle Corporation, an affiliate of Kensington Investment Company, Inc.  From 2001 to 2008, Mr. Jacoby served as the senior vice president and chief financial officer for GID Investment Advisers LLC, a family wealth management office whose primary focus is developing, acquiring and managing apartment communities, suburban office properties and flex industrial business parks throughout the United States for its own account and for joint ventures with institutional investors.  From 1983 to 1995, Mr. Jacoby held a variety of senior management positions in the acquisitions, asset management and finance departments of Winthrop Financial Associates, a real estate investment company which owned and managed multiple property types.  Mr. Jacoby holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Boston University.  In light of his extensive investment and capital markets experience and his significant financial and real estate investment experience, including structuring, negotiating and closing complex transactions, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Jacoby to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Christopher P. Marr Independent Director Committees: • Audit • Nominating and Corporate Governance (Chair)

Mr. Marr has served as chief executive officer and member of the board of trustees of CubeSmart (NYSE: CUBE), a real estate company that acquires, owns, operates and develops self-storage facilities in the United States, since 2014 and as president of CubeSmart since 2008.  Previously, he served as chief operating officer of CubeSmart from 2012 to 2014 and as chief financial officer from June 2006 to November 2008 and as treasurer from 2006 to 2012.  From 2002 to 2006, Mr. Marr served as senior vice president and chief financial officer of Brandywine Realty Trust (NYSE: BDN), an office REIT.  Prior to joining Brandywine Realty Trust, Mr. Marr served as chief financial officer of Storage USA, Inc., a publicly-traded self-storage REIT, from 1998 to 2002.  Mr. Marr holds a Bachelor of Arts degree from Loyola University.  In light of his public company leadership, financial reporting and operations experience as the executive officer of two publicly-traded REITs, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Marr to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Hans S. Weger Independent Director Committees: • Audit (Chair) • Compensation • Investment

Mr. Weger provides consulting services to real estate and other companies.  Prior to that, Mr. Weger served as chief financial officer of Focus Brands Inc., the franchisor and operator of restaurants and cafes in the United States, Puerto Rico and 63 foreign countries, from 2014 to 2016.  From 2012 to 2014, Mr. Weger served as chief financial officer of Outrigger Enterprises Group, a privately-held leisure lodging and hospitality company.  From 1998 to 2011, Mr. Weger served as chief financial officer, executive vice president and treasurer of LaSalle Hotel Properties (NYSE: LHO), a REIT focused on the acquisition, ownership, redevelopment and leasing of primarily upscale and luxury full-service hotels.  In addition, Mr. Weger served as secretary of LaSalle Hotel Properties from 1999 to 2011.  Mr. Weger was responsible for all of the company’s financial, accounting, human resources and information technology activities.  Prior to joining LaSalle Hotel Properties, Mr. Weger served as vice president and treasurer for La Quinta Inns, Inc. where he was responsible for all financing activities.  From 1992 until 1997, Mr. Weger served in various management roles with Harrah’s Entertainment, Inc. where he was responsible for strategic planning, mergers and acquisitions and project financing.  Mr. Weger holds a Bachelor of Science degree from the University of Southern Mississippi and a Master of Business Administration degree from the University of Chicago.  In light of his real estate and real estate financing knowledge and his financial reporting and operations experience as the chief financial officer of a publicly-traded real estate investment trust and a privately held company, the board of directors believes that it is in the best interests of our company and our stockholders for Mr. Weger to continue to serve as a director on the board of directors, subject to stockholder approval at the annual meeting.

Biographical Information Regarding Executive Officers Who Are Not Directors

The biographical descriptions below set forth certain information with respect to each of our executive officers other than Mr. Butcher, whose information appears above.

William R. Crooker Executive Vice President, Chief Financial Officer and Treasurer Age: 39

Mr. Crooker has served as our chief financial officer, executive vice president and treasurer since 2016.  Previously, Mr. Crooker served as our chief accounting officer from 2011 to 2016 and senior vice president of capital markets from 2015 to 2016.  Prior to the formation of our company, Mr. Crooker served as chief accounting officer for STAG Capital Partners, LLC from 2010 to 2011, where he was responsible for the company’s accounting, tax, and financial reporting.  From 2002 to 2010, Mr. Crooker worked for KPMG LLP in its real estate practice, focusing primarily on publicly-traded REITs.  He held various positions with KPMG LLP, including most recently as senior manager.  Mr. Crooker is a certified public accountant and received his Bachelor of Science degree from Bentley University.

Stephen C. Mecke Executive Vice President and Chief Operating Officer Age: 56

Mr. Mecke has served as our chief operating officer and executive vice president since 2011.  Prior to the formation of our company, Mr. Mecke served as chief investment officer for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2004 to 2011, where he was responsible for all asset acquisition and asset management activities.  Prior to joining our predecessor business, Mr. Mecke ran the acquisitions groups for M|P|A, a private real estate fund that represented a large east coast endowment fund, from 2001 to 2004.  Mr. Mecke also worked at Meditrust Corporation, a publicly-traded REIT, as vice president of acquisitions and various other positions from 1992 to 2000.  Mr. Mecke holds a Bachelor of Arts degree from Hobart College and a Master of Business Administration degree from Northeastern University.

Jeffrey M. Sullivan Executive Vice President, General Counsel and Secretary Age: 50

Mr. Sullivan has served as our executive vice president, general counsel and secretary since 2015.  From 2012 to 2014, Mr. Sullivan was a partner in the corporate group of Hunton & Williams LLP, and from 2005 to 2012, Mr. Sullivan was a partner in the finance group of DLA Piper LLP (US).  Before joining DLA Piper LLP (US), Mr. Sullivan was an associate and then partner in the corporate transactions and securities group of Alston & Bird LLP from 1998 to 2005.  While in private practice, Mr. Sullivan focused on securities law, mergers and acquisitions, corporate governance matters and general corporate law, primarily involving REITs and other real estate companies, private equity funds and underwriters.  Mr. Sullivan holds a Bachelor of Arts degree from University of North Carolina at Chapel Hill and a Juris Doctor degree from Vanderbilt University Law School.

David G. King Executive Vice President and Director of Real Estate Operations Age: 51

Mr. King has served as our executive vice president and director of real estate operations since 2011.  Prior to the formation of our company, Mr. King served as a managing director for STAG Capital Partners, LLC and STAG Capital Partners III, LLC from 2005 to 2011, where he was responsible for portfolio management for the company.  From 1997 to 2005, Mr. King worked for AMB Property Corporation, a publicly-traded REIT, as regional management officer, where he had primary responsibility for leasing, management, development, acquisition sourcing and dispositions of the firm’s industrial and office portfolios in the Mid-Atlantic region and in various other positions.  Mr. King holds a Bachelor of Arts degree from the University of Vermont and a Master of Public Administration degree from Indiana University.

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our business is managed through the oversight and direction of the board of directors.  A majority of the board of directors is “independent,” as determined by the board of directors, consistent with the rules of the NYSE.  The one member of the board of directors who is not independent is our chief executive officer.

Board Meetings and Executive Sessions

Our directors stay informed about our business by attending meetings of the board of directors and its committees and through supplemental reports and communications.  In 2018, the board of directors held six meetings and each director attended at least 75% of the aggregate of the board meetings and his or her respective committee meetings.  The board of directors does not have a policy with respect to directors’ attendance at annual meetings of stockholders.  Nevertheless, all of our directors attended the 2018 annual meeting of stockholders.

As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without the presence of management or non-independent directors.  Generally, these executive sessions follow after each quarterly meeting.  In 2018, the independent directors of the board, the audit committee and the compensation committee met in executive session without management present at least four times at each quarterly meeting, and the nominating and corporate governance committee met in executive session three times. Our lead independent director presides over such independent, non-management sessions of the board.  Executive sessions of the audit, the compensation and the nominating and corporate governance committees are presided over by the respective chairperson of each committee.

Director Independence

Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of the audit committee, compensation committee and nominating and corporate governance committee, must meet the test of “independence.”  The NYSE standards provide that, to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company).  The board of directors considered a relationship between an affiliate of the company and one of the directors and determined that the relationship does not affect the director’s independence.  The board of directors has affirmatively determined that each of Ms. Dilley and Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors.  Therefore, we believe that all of these directors, who constitute a majority of the board of directors, are independent under the NYSE rules.

We have implemented procedures for interested parties, including stockholders, to communicate directly with our independent directors.  We believe that providing a method for interested parties to communicate directly with our independent directors, rather than with the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments.  See “Corporate Governance Principles and Board Matters—Other Corporate Governance Matters—Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Committees

The board of directors has established an investment committee, an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted a written charter for each of these committees.  Each of the audit committee, compensation committee and nominating and corporate governance committee is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors.  The board of directors may from time to time establish other committees to facilitate the management of our company.  Matters put to a vote at any one of our four committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.

Director	Investment Committee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Benjamin S. Butcher	Chair
Virgis W. Colbert			✓	✓
Michelle S. Dilley				✓
Jeffrey D. Furber	✓		Chair
Larry T. Guillemette		✓	✓
Francis X. Jacoby III	✓	✓		✓
Christopher P. Marr		✓		Chair
Hans S. Weger	✓	Chair	✓
Meetings Held in 2018	2	4	5	3

Investment Committee

The board of directors has established an investment committee, which is composed of four of our directors, at least three of whom must be independent directors.  The investment committee’s primary function is to review, evaluate and ultimately vote to approve all acquisitions and dispositions with an individual purchase or sale price of more than $50 million and up to $100 million, as well as all development and redevelopment projects with a development price of more than $10 million and up to $100 million.  Proposed acquisitions, dispositions and development and redevelopment projects with an individual purchase, sale or development price of more than $100 million require approval by the board of directors.  The board of directors, in its discretion, may change the investment committee’s authority to approve acquisitions or dispositions from time to time, including the dollar thresholds.

The investment committee has adopted a written charter which outlines certain specified responsibilities of the investment committee.  A copy of the investment committee charter is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Audit Committee

The board of directors has established an audit committee, which is composed exclusively of independent directors.  Each member of the audit committee qualifies as an audit committee financial expert, as that term is defined by the SEC, and is financially literate and able to read and understand fundamental financial statements.  The audit committee assists the board in overseeing, among other things:

•                our system of internal controls;

•                our accounting and financial reporting processes;

•                the integrity and audits of our consolidated financial statements;

•                our compliance with legal and regulatory requirements;

•                the qualifications and independence of our independent auditors; and

•                the performance of our independent auditors and any internal auditors.

The audit committee also is responsible for engaging independent public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.  The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

The audit committee has adopted a written charter which outlines certain specified responsibilities of the audit committee and complies with the rules of the SEC and the NYSE.  A copy of the audit committee charter is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Compensation Committee

The board of directors has established a compensation committee, which is composed exclusively of independent directors.  The principal functions of the compensation committee are to:

•                  evaluate the performance and compensation of our chief executive officer;

•                  review and approve the compensation and benefits of our executive officers and members of the board of directors;

•                  administer our 2011 Equity Incentive Plan, as amended and restated (the “2011 Equity Incentive Plan”), as well as any other compensation, stock option, stock purchase, incentive or other benefit plans; and

•                  produce an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis.

Our compensation committee is primarily responsible for establishing and implementing our compensation program and policies.  To fulfill its responsibilities, the compensation committee may engage, oversee and provide appropriate funding for advisors and consultants to advise the committee on executive compensation matters.

The compensation committee has adopted a written charter which outlines certain specified responsibilities of the compensation committee and complies with the rules of the SEC and the NYSE.  A copy of the compensation committee charter is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Nominating and Corporate Governance Committee

The board of directors has established a nominating and corporate governance committee, which is composed exclusively of independent directors.  The principal functions of the nominating and corporate governance committee include:

•                  seeking, considering and recommending to the full board of directors qualified candidates for election as directors;

•                  recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•                  periodically preparing and submitting to the board for adoption the committee’s selection criteria for director nominees;

•                  reviewing and making recommendations on matters involving general operation of the board and our corporate governance;

•                  annually recommending to the board nominees for each committee of the board; and

•                  annually facilitating the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

The nominating and corporate governance committee has adopted a written charter which outlines certain specified responsibilities of the nominating and corporate governance committee and complies with the rules of the SEC and the NYSE.  A copy of the nominating and corporate governance committee charter is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is or has been employed by us.  None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the board of directors or compensation committee.  No member of the compensation committee has any other business relationship or affiliation with us other than his or her service as a director.

Board Compensation for 2018

In 2018, we paid an annual cash fee of $50,000 to each of our non-management directors for services as a director, as well as an annual grant of equity with a value of approximately $90,000 at the time of grant.  We pay an additional annual cash fee of $15,000 to the lead independent director, an additional annual cash fee of $15,000 to the chair of the audit committee, an additional annual cash fee of $10,000 to the chair of the compensation committee and an additional annual cash fee of $7,500 to the chair of the nominating and corporate governance committee and any other committee of the board of directors.  All members of the board of directors are reimbursed for their costs and expenses in attending our board meetings.  Our directors have the option to receive fees in shares of common stock rather than in cash.  The value of such shares of common stock is based on the 10-day average of the closing price of our common stock determined three days prior to the quarterly fee payment date.  All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them in 2018.  If a director is also one of our officers, we will not pay any compensation for services rendered as a director.

As mentioned above, we grant annual equity awards to our non-management directors.  In addition, any non-management director who joins the board of directors in the future receives an initial grant of LTIP units upon the commencement of his or her service.  The LTIP units granted annually vest on January 1 of the following year, subject to the recipient’s continued service as a director.  LTIP units can be converted to common units of our operating partnership, STAG Industrial Operating Partnership, L.P. (our “operating partnership”), on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member’s capital account to the economic equivalent of the common unit.

The board of directors (or a duly formed committee thereof) may revise our non-management directors’ compensation in its discretion.

The following table summarizes the compensation that we paid to our non-management directors in 2018:

2018 Director Compensation Table

Name	Fees Earned(2)	Stock Awards(3)(4)	Total
Virgis W. Colbert	$50,000	$89,980	$139,980
Michelle S. Dilley(1)	$40,278	$89,997	$130,275
Jeffrey D. Furber	$60,000	$89,980	$149,980
Larry T. Guillemette	$65,000	$89,980	$154,980
Francis X. Jacoby III	$50,000	$89,980	$139,980
Christopher P. Marr	$57,500	$89,980	$147,480
Hans S. Weger	$65,000	$89,980	$154,980

(1)                                  Ms. Dilley was appointed to the board of directors on March 12, 2018.  In connection with her appointment, Ms. Dilley received an initial grant of 3,930 LTIP units on March 12, 2018.

(2)                                  All of our independent directors elected to receive shares of our common stock in lieu of cash for payment of the fees payable to them for their service in 2018.  The aggregate numbers of shares of common stock earned by the independent directors for their service in 2018 were as follows: Mr. Colbert, 1,951; Ms. Dilley, 1,542; Mr. Furber, 2,340; Mr. Guillemette, 2,537; Mr. Jacoby, 1,951; Mr. Marr, 2,243; and Mr. Weger, 2,537.  These shares were issued based on the calculation previously disclosed in this proxy statement and are not indicative of the fair market value on the date the members received the shares.

(3)                                  As of December 31, 2018, the aggregate number of unvested LTIP units held by each independent director was as follows: Mr. Colbert, 3,592; Ms. Dilley, 3,930; Mr. Furber, 3,592; Mr. Guillemette, 3,592; Mr. Jacoby, 3,592; Mr. Marr, 3,592; and Mr. Weger, 3,592.  As of December 31, 2018, the aggregate number of LTIP units held by each independent director was as follows: Mr. Colbert, 16,690; Ms. Dilley, 3,930; Mr. Furber, 31,831; Mr. Guillemette, 31,831; Mr. Jacoby, 31,831; Mr. Marr, 24,421; and Mr. Weger, 31,831.

(4)                                  Represents 3,592 LTIP units granted to each of Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger on January 5, 2018 and 3,930 LTIP units granted to Ms. Dilley on March 12, 2018.  The dollar value is computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC Topic 718”).  See Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018, for a discussion of our accounting of LTIP units and the assumptions used.  The grant date fair value of each award was $25.05 and $22.90 per LTIP unit on January 5, 2018 and March 12, 2018, respectively.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Snapshot of Corporate Governance Practices

The table below presents a snapshot of our corporate governance policies.

Annual election of directors	Yes
Majority voting standard for the election of directors (with a director resignation policy)	Yes
Regular executive sessions of independent directors	Yes
Annual board and committee self-evaluations, assisted by outside counsel	Yes
Stockholder ability to amend bylaws	Yes
No stockholder rights plan without stockholder approval or ratification	Yes
Stock ownership guidelines for executive officers	Yes
Stock ownership guidelines for directors	Yes
Anti-hedging and anti-pledging policies	Yes
Code of business conduct and ethics for employees and directors	Yes

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders.  Notable features of our corporate governance structure include the following:

•                  the board of directors is not staggered; instead, each of our directors is subject to re-election annually;

•                  we have a majority voting standard for the election of directors and a policy requiring directors who do not receive a majority of the votes cast to offer to resign;

•                  all of the members of the board of directors, except for our chief executive officer, are independent of the company and management;

•                  all of the members of our audit committee qualify as an “audit committee financial expert” as defined by the SEC;

•                  we have a lead independent director whose authority and responsibilities are described below under “—Board Leadership;”

•                  the nominating and corporate governance committee evaluates annually the effectiveness of the board as a whole, each committee and each individual director, and the committee engages outside counsel to conduct individual interviews of the directors to assist the committee in its evaluations, which are designed, among other matters, to identify areas in which the board would be better served by adding new members with different skills, backgrounds or experience;

•                  our bylaws provide that the provisions in our bylaws may be adopted, altered or repealed by the board of directors or by our stockholders, by the affirmative vote of a majority of the outstanding shares entitled to vote on the matter;

•                  we opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law (“MGCL”) and we may not opt back in to these provisions without stockholder approval;

•                  we do not have a stockholder rights plan (i.e., “poison pill”) and do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if the board of directors adopts a plan for our company, we submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption, without which the plan will terminate;

•                  we have stock ownership guidelines for our non-management members of our board of directors and our executive officers; and

•                  our insider trading policy prohibits our directors and all of our officers and other employees from engaging in any hedging transactions with respect to our securities, and from pledging our securities as collateral for a loan or otherwise using our securities to secure debt.

Board Leadership

The board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management.  The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant.  Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.

The board of directors annually will elect a chairman of the board, who may or may not be the chief executive officer of our company.  Since our formation in 2010, Mr. Butcher has served as our chairman of the board and chief executive officer.  Mr. Butcher is involved in both our day-to-day operations and strategic decision making at the board level.  Based on its most recent review of our leadership structure and the needs of our company, the board continues to believe that having Mr. Butcher serving in these positions is optimal because it provides our company with strong, effective and consistent leadership.

If the chairman of the board and chief executive officer are the same person, our board of directors will annually elect a non-management and independent director to serve in a lead capacity, to coordinate the activities of the other non-management and independent directors and to perform any other duties and responsibilities that the board of directors may determine are advisable.  Although this position is elected annually, it is generally expected that he or she will serve for more than one year.  Mr. Guillemette has served as our lead independent director since 2015.  The responsibilities of the lead independent director include (i) serving as liaison between the chairman and the independent directors, (ii) reviewing the type of information sent to the board, (iii) reviewing, in consultation with the chairman and others, agendas and board meeting schedules to determine whether sufficient time is allocated to agenda items and (iv) holding the authority to call meetings of the independent directors.

In considering its leadership structure, the board has taken a number of factors into account.  The board, which consists of a majority of independent directors, exercises a strong, independent oversight function.  This oversight function is enhanced by the audit, compensation and nominating and corporate governance committees being comprised entirely of independent directors.  A number of board and committee processes and procedures, including regular executive sessions of independent directors and a regular review of our executive officers’ performance, provide substantial independent oversight of our management’s performance.  Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders.  The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

The chairman of the board presides over all meetings of the stockholders and the board as a whole.  The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the board of directors.

Our lead independent director presides over all meetings of our board of directors where the chairman is not present, including executive sessions of the independent directors.

Board and Committee Evaluations

The board of directors and each of its committees perform an annual performance evaluation, with each director performing a self-evaluation of his or her board and committee experiences. The nominating and corporate governance committee oversees the evaluation process and considers all methods of performing these evaluations.  For 2018, we engaged outside counsel to conduct one-on-one interviews of each director to assist the board in its evaluations, which are designed, among other purposes, to identify any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience.  We believe using outside counsel fosters candor, facilitates participation in the evaluation process and enables individual assessments of each director.  Generally, the evaluation process described below is managed by outside counsel with assistance from our corporate secretary and oversight by the chair of the nominating and corporate governance committee to ensure the process remains as thorough and transparent as possible.

Our board evaluations cover the following topics:
• Organization and membership
• Key responsibilities
• Accountability and independence
• Meetings, information and resources

Nomination of Directors

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons.  In addition to considering incumbent directors, the nominating and corporate governance committee may identify director candidates based on recommendations from the directors and executive officers.  The committee may engage the services of third-party search firms to assist in identifying or evaluating director candidates.

The board of directors considers director candidates based on a number of factors including:

•                  whether the board member will be “independent,” as such term is defined by the NYSE listing standards;

•                  whether the candidate possesses the highest personal and professional ethics, integrity and values;

•                  whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

•                  whether the candidate has experience in areas important to the operations of our company;

•                  whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

•                  whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared to the current members of the board.

Candidates also are evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties.  The nominating and corporate governance committee monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function.  As noted above, diversity characteristics of a candidate are one of several factors considered by the committee when evaluating director candidates and are expected to be an important focus in the board’s search for a ninth director in 2019.  See “—Enhancing Board Diversity” below.  In general, a candidate will neither be included nor excluded from consideration solely based on his or her diversity traits.  The nominating and corporate governance committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to the board of directors.  The board reviews the effectiveness of its director candidate nominating policies annually.

The nominating and corporate governance committee will consider appropriate nominees for directors whose names are submitted in writing by a stockholder of our company.  Director candidates submitted by our stockholders will be evaluated by the nominating and corporate governance committee on the same basis as any other director candidates.  We did not receive any nominations of directors by stockholders for the 2019 annual meeting.  Nominations must be addressed to STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected.  To be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Other Matters—Stockholder Proposals.”

Enhancing Board Diversity

We are committed to diversity and recognize the benefits of having a diverse board of directors.  We view increasing diversity at the board level as essential to maintaining our competitive advantage and supporting the attainment of our strategic objectives.  Not only does diversity promote the inclusion of different perspectives and ideas, and ensure that we have the opportunity to benefit from all available talent, but the promotion of a diverse board also makes prudent business sense and makes for better corporate governance.  We believe that a truly diverse board will include and make good use of differences in the skills, regional and industry experience, background, race, gender, cultural and other distinctions between directors.  These differences are considered in determining the optimum composition of our board.  All board appointments are based on merit, in the context of the skills, experience, independence and knowledge which the board as a whole requires to be effective.  As part of the annual performance evaluation of the effectiveness of the board of directors, board committees and individual directors

(described above under “—Board and Committee Evaluations”), our nominating and corporate governance committee considers the balance of skills, experience, independence and knowledge of our company and the diversity representation of the board, including gender, how the board works together as a unit, and other factors relevant to its effectiveness.

In 2017, the board of directors resolved to strengthen its commitment to diversity by seeking to identify one or more qualified female candidates for appointment to the board and, in March 2018, the board of directors unanimously appointed Michelle S. Dilley to the board.  Additionally, the board of directors has increased its focus on adding a second woman to the board and has started an initiative, led by the nominating and corporate governance committee, to determine the needed skill set and experience for an additional director and identify qualified nominees with a focus on identifying female candidates.

Director Resignation Policy

The board of directors adopted a majority voting standard in uncontested election of directors, retaining the plurality standard for elections in which the number of director nominees exceeds the number of directors to be elected. Subject to the provisions of our charter related to preferred stock directors, pursuant to our bylaws, director nominees in uncontested elections of directors will be elected by the vote of a majority of the votes cast with respect to the director, which means that the number of votes cast for a director must exceed the number of votes cast against the director.

In connection with the adoption of the amended and restated bylaws, the board of directors also updated our corporate governance guidelines to require incumbent director nominees who fail to receive a majority of the votes cast to submit promptly a written offer to resign from the board of directors. The nominating and corporate governance committee will make a recommendation to the board of directors on whether to accept or reject the resignation. Taking into account the recommendation of the nominating and corporate governance committee, the board of directors will determine whether to accept or reject any such resignation within 90 days after the certification of the voting results, and we will report such decision in a current report on Form 8-K furnished to the SEC.  A copy of our corporate governance guidelines is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Role of the Board in Risk Oversight

One of the key functions of the board of directors is informed oversight of our risk management process.  The board of directors administers this oversight function directly, with support from the audit committee, the compensation committee and the nominating and corporate governance committee, each of which addresses risks specific to their respective areas of oversight.  In particular, the audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.  The compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  The nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Stock Ownership Guidelines

We have adopted stock ownership guidelines that apply to all our executive officers. The stock ownership guidelines require that the chief executive officer and president own qualified securities equal to six times his or her annual base salary and the chief financial officer, chief operating officer and other executive officers own qualified securities equal to three times his or her annual base salary.  Qualified securities include the company’s common stock, preferred stock, common units and LTIP units, whether owned directly or indirectly.  Newly appointed executive officers will have up to five years to comply with the stock ownership guidelines.  All of our executive officers are in compliance with the stock ownership guidelines.

In addition, we have adopted stock ownership guidelines that apply to all non-management members of the board of directors.  The stock ownership guidelines require that the non-management members own qualified securities equal to five times their annual cash retainer.  Qualified securities include the company’s common stock, preferred stock, common units and LTIP units, whether owned directly or indirectly.  Newly appointed non-management members of the board of directors have up to five years to comply with the stock ownership guidelines.  All of our non-management members of the board of directors are in compliance with our stock ownership guidelines.

Prohibition Against Hedging and Pledging

Our insider trading policy prohibits our officers, directors, employees and their respective family members from, among other prohibited activities, directly or indirectly engaging in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of insider trading laws.  The insider trading policy prohibits our officers, directors, employees and their respective family members from, among other prohibited activities, (i) directly or indirectly engaging in strategies using puts, calls, equity swaps or other derivative securities on an exchange or in any other market in order to hedge or offset any decreases in the market value of any directly or indirectly owned securities of the company; (ii) engaging in short sale transactions or forward sale transactions or any short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of insider trading laws; and (iii) pledging our securities as collateral for a loan or otherwise using our securities to secure a debt, including through the use of traditional margin accounts with a broker.

Other Corporate Governance Matters

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a code of business conduct and ethics and corporate governance guidelines that apply to all our executive officers, employees and each member of the board of directors.  Within the time period required by the SEC, we will disclose on our website any amendment to the code of business conduct and ethics and any waiver applicable to any director, executive officer or senior financial officer of any provision of the code of business conduct and ethics that would otherwise be required to be disclosed under the rules of the SEC or NYSE.

Copies of the code of business conduct and ethics and corporate governance guidelines are available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.  Copies of such documents are also available in print to any stockholder who requests them.  Requests should be sent STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.

Related Party Transactions

The board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K.  The policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all related party transactions, including any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest.  A related person is defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.  See “Certain Relationships and Related Party Transactions.”

Conflicts of Interests

Our code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board of directors.  Our policies provide that any transaction involving us in which any of our directors or officers has a material interest must be approved by a vote of a majority of our disinterested directors.  Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our compliance officer, who will then seek guidance from the board of directors.  In addition, our corporate governance guidelines require that each member of the board of directors consult the chairman of the board in advance of accepting an invitation to serve on another company’s board should there be a possible conflict and notify the nominating and corporate governance committee in writing of the outcome.  Because the facts and circumstances regarding potential conflicts are difficult to predict, the board of directors has not adopted a written policy for evaluating conflicts of interests.  If a conflict of interest arises, the board will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel before making any decisions regarding the conflict.

Communication with the Board of Directors, Independent Directors and the Audit Committee

The board of directors may be contacted by any party via mail or e-mail at the addresses listed below:

Board of Directors

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

boardofdirectors@stagindustrial.com

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than to the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments.  The presiding director of independent executive sessions of directors is the lead independent director, and the lead independent director may be contacted by any party via mail or e-mail at the addresses listed below:

Lead Independent Director

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

leadindependentdirector@stagindustrial.com

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our company’s regulatory compliance, accounting, audit or internal controls issues.  The audit committee may be contacted by any party via mail or e-mail at the addresses listed below:

Chairman

Audit Committee

STAG Industrial, Inc.

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

auditcommittee@stagindustrial.com

Alternatively, anyone may call our toll-free whistleblower hotline toll-free at (877) 472-2110.  A copy of our whistleblower policy is available under “Corporate Governance” in the “Investor Relations” section of our website at www.stagindustrial.com.

Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys.  In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

EXECUTIVE OFFICER COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the “Summary Compensation Table” below and the factors relevant to an analysis of the compensatory policies and decisions. Our “named executive officers” during 2018 were:

•                  Benjamin S. Butcher, Chief Executive officer, President and Chairman of the Board of Directors

•                  William R. Crooker, Executive Vice President, Chief Financial Officer and Treasurer

•                  Stephen C. Mecke, Executive Vice President and Chief Operating Officer

•                  Jeffrey M. Sullivan, Executive Vice President, General Counsel and Secretary

•                  David G. King, Executive Vice President and Director of Real Estate Operations

Executive Summary

Stockholder Engagement and Response to 2018 Say-On-Pay Vote

In connection with the 2018 annual meeting of stockholders and thereafter, we decided to contact our institutional stockholders to better understand their concerns about our executive compensation program and to identify areas for improvement.

This stockholder outreach was primarily meant to discuss:

•                  our executive compensation philosophy and the basis for the compensation committee’s decisions regarding plan structure, as well as to solicit investor feedback, including the concerns that resulted in the lower say-on-pay vote received in 2018;

•                  corporate governance developments and changes we have made recently; and

•                  director succession and refreshment.

We welcomed the feedback we received during our engagement with stockholders and communicated the feedback to the compensation committee.  In response to the 2018 annual meeting voting results and to stockholder feedback and proxy advisory firm observations, our compensation committee worked with FPL to re-design certain aspects of our executive compensation program, particularly the annual cash incentive bonus program, to shift the bonus performance metrics away from relative total stockholder return, defined as common stock price appreciation plus dividends, assuming reinvestment of dividends into additional shares of common stock (“TSR”), and toward other rigorous goals tied directly to company operational performance, and took the following actions:

WHAT WE HEARD		HOW WE RESPONDED
Reduce overlap of performance metrics in annual and long-term incentive programs	à

We modified the annual cash incentive bonus program to be based on individual and corporate operational performance goals, while keeping the performance unit awards based on relative and absolute TSR metrics

Utilize rigorous individual and corporate operational performance goals for the annual cash incentive bonus program	à

We adjusted the annual cash incentive bonus program so 20% will be based on certain individual performance goals and 80% will be based on four corporate operational performance goals: (i) Core FFO per Share, (ii) Acquisition Volume, (iii) Net Debt to Run Rate Adjusted EBITDAre and (iv) Same Store Cash NOI Growth

Decrease volatility in payout levels for same levels of performance	à	We removed the muting methodology from the annual cash incentive bonus program
Adopt rigorous performance goals for performance unit target payout levels	à	We set target payout levels for performance units granted in 2020 and beyond at the 55th percentile of the peer group such that we must outperform to achieve target
More than half of the equity awards should be performance-based equity awards	à

We determined that annual equity awards should consist of approximately 35% to 40% in LTIP units (subject to multi-year vesting) and 60% to 65% in performance units (with a multi-year measuring period)

Disclose thesholds for minmum payouts under the annual cash incentive bonus program and performance units	à

We disclosed that performance below threshold levels will earn 0% under the annual cash incentive bonus program and that relative return performance below the 30th percentile will result no payout (zero value) under the performance units

For more information about our stockholder outreach and our redesigned executive compensation program, see “—Stockholder Engagement and Response to 2018 Say-On-Pay Vote” below.

2018 Business Highlights

During 2018, we continued to deliver strong operating and financial results, while creating significant long-term value for our stockholders.  Key highlights include the following:

•                  Our balance sheet enables capital access and liquidity and facilitates our strategic growth.  As of December 31, 2018, our ratio of net debt to total real estate cost basis was approximately 37.6% and our ratio of total long-term indebtedness to total enterprise value was approximately 31.1%.  In addition, during 2018, we (i) raised gross equity capital of approximately $390.4 million through our “at-the-market” common stock offering programs, (ii) maintained an investment grade rating from a nationally recognized statistical rating agency, (iii) obtained a second investment grade rating from another nationally recognized statistical rating agency, and (iv) paid a monthly dividend at an annualized rate of approximately $1.42 per share, which represents a dividend yield of approximately 5.7% based on the year-end closing stock price of $24.88.

•                  Our acquisition platform and process creates significant external growth.  Since our initial public offering in 2011, we have deployed more than $3.5 billion of capital, representing the acquisition of 370 buildings totaling approximately 75.2 million rentable square feet.  During 2018, we acquired 53 buildings totaling approximately 10.3 million rentable square feet for a total purchase price of approximately $676.5 million, a record acquisition volume for our company.

•                  Our investment strategy and execution generates significant cash flow growth and earnings growth.  For the year ended December 31, 2018:

o                Net income was approximately $96.2 million as compared to net income of approximately $32.2 million in 2017, an increase of approximately 198.9%.

o                FFO was approximately $197.5 million as compared to FFO of approximately $160.4 million in 2017, an increase of approximately 23.1%.

o                NOI was approximately $282.0 million as compared to NOI of approximately $243.3 million in 2017, an increase of approximately 15.9%.

•                  Our operating and financial performance has translated into significant stockholder returns.  We believe that the value creation produced from an investment in real estate should be assessed over a long-term period, and our strategy has focused on long-term value creation.  As of December 31, 2018, our TSR performance has been +60.2% over three years, +63.6% over five years and +230.2% over seven years. We have outperformed both the MSCI US REIT index and S&P 500 index over each of these periods.

•                  Our short-term stockholder return performance has been in line with the performance of our peer groups and has turned positive on an absolute basis in the last 12 months. The median TSR for each of our peer groups was negative for 2018, as follows: the size-based peer group, -5.6%, the industry peer group, -0.4%, and the MSCI US REIT index, -8.2%. While our TSR performance for 2018 was also negative on an absolute basis, we outperformed both the size-based peer group and the MSCI US REIT index. In addition, our TSR performance was +27.0% for the trailing 12-month period ended March 15, 2019.

•                  Our compensation program is designed to motivate and reward management for continued outperformance.  We continue to focus on employing a best-in-class executive compensation program that maintains a strong link between our named executive officers’ compensation and our performance.  We believe our compensation program is a thoughtful, balanced program with a pay-for-performance structure that emphasizes company performance, aligns the interests of our named executive officers with those of our stockholders and incentivizes the management team to deliver superior operating and TSR performance.

Please refer to Appendix A attached hereto for (i) definitions of net debt, long-term indebtedness, real estate cost basis and enterprise value and (ii) an explanation of why our management considers FFO and NOI, the historical amounts of these two measures and a reconciliation of the measures to the nearest measure under GAAP.

Executive Compensation Program Highlights

Our executive compensation program is designed to provide a total compensation package intended to attract and retain high-caliber executive officers and employees, and also to incentivize employee contributions that are consistent with our corporate objectives and stockholder interests.  It is our policy to provide a competitive total compensation package and share our success with our named executive officers, as well as our other employees, when our objectives are met.

The key components of compensation are designed to be flexible and complementary and to support, collectively, the goals and objectives of our executive compensation program.  Below are certain features of our current executive compensation program, which reflect our commitment to a pay-for-performance compensation structure:

•                  A substantial majority of executive officer compensation is tied to our performance and is not guaranteed.  The compensation committee sets clear goals for company performance and differentiates certain elements of compensation based on individual achievement.

•                  Two of the primary components of our executive compensation program are annual cash incentive bonuses and long-term equity awards, which consist of up to 40% of grant date value in LTIP units subject to multi-year vesting and 60% or more of grant date value in performance units.

o                      Annual cash incentive bonuses – The annual cash incentive bonuses vary according to performance and are not guaranteed.

o                      LTIP units – In the absence of stock price appreciation, LTIP units will not have value beyond distributions actually paid.  Unlike common stock, LTIP units lack an immediate liquidation value upon grant and present the risk of never achieving a liquidation, or sale, value.

o                      Performance units – The ultimate value of the performance units depends on our TSR over a three-year period compared to both relative return (TSR vs. three benchmarks) and an absolute return (as a condition for higher levels of value).  The performance units are intended as an additional long-term incentive designed to align the executive officers’ interests more closely with those of the stockholders.

•                  Our heavy reliance on corporate performance as a performance metric reflects the committee’s belief that the company should require a uniform commitment to corporate success from all of its senior officers, irrespective of their office.  A relatively small portion of pay is not dependent on company performance.  Annual base salaries for our executive officers are intended to be less than 25% of total compensation.

•                  The ability to measure the company’s performance against sensible standards is essential, and the committee considers the comparison of the company’s TSR to the TSR of our peers to be a critical indicator of performance.

•                  We measure performance against multiple indices to avoid the risk of poor correlation of performance and reward that is inherent in reliance on a single peer index.

Below are additional features of our current executive compensation practices – both the practices we believe drive performance and the practices we have not implemented because we do not believe they would serve the stockholders’ long-term interests:

What We Do	What We Don’t Do
✓ We mitigate undue risk, including utilizing retention provisions, multiple performance targets, and robust board and management processes to identify risk.	✗ We do not believe the executive compensation program creates risks that are reasonably likely to pose a material adverse impact to our company.

✓        We tie pay to performance by linking a majority of total compensation to the achievement of short- and long-term financial goals (primarily through relative and absolute TSR for 2018 and a combination of TSR and corporate operational metrics for 2019).  In addition, a majority of our equity compensation is performance based.

✗          We do not guarantee annual base salary increases. We do not guarantee bonuses of a minimum specific dollar amount (under our 2019 annual cash incentive bonus program, bonuses can be zero). We do not provide uncapped bonuses.

✓        We require strong, positive TSR (25% or greater) as a condition to higher pay outs under performance units; relative TSR performance below the 30th percentile would result in no payout under the performance units.

✗          The 2011 Equity Incentive Plan prohibits liberal share recycling.  We may not reuse shares withheld or delivered to satisfy tax withholdings or an option’s exercise price.  We also may not use “net share counting” in the exercise of stock appreciation rights.

✓ The 2011 Equity Incentive Plan generally requires a minimum one-year vesting period for stock options and stock appreciation rights.

✗          We do not reprice stock options or stock appreciation rights without stockholder approval.  The exercise price of stock options and the base price of stock appreciation rights may not be less than the grant date fair market value of our common stock.

✓        We have reasonable post-employment and change of control provisions.  Our employment agreements with the named executive officers generally provide for cash payments after a change of control only if an employee is also terminated within one year of the change of control (a double-trigger).

✗ Our employment agreements with the executive officers do not include tax gross-up provisions with respect to payments contingent upon a change of control. We do not have pension plans.
✓ We provide only modest perquisites that have a sound benefit to our business.	✗ We do not distribute dividends on unearned performance awards to the named executive officers.

✓        The compensation committee benefits from its utilization of an independent compensation consulting firm.  The reports prepared by the compensation consulting firm are used by the compensation committee to set executive compensation at levels that are competitive with our peers.

✗ The independent compensation consulting firm did not provide any services to us not related to compensation.
✓ We have stock ownership guidelines for executive officers and directors.	✗ Our insider trading policy prohibits hedging and pledging of our common stock by executive officers and directors.

Stockholder Engagement and Response to 2018 Say-On-Pay Vote

Stockholder Engagement Focused on Compensation and Governance Matters

At the 2018 annual meeting of stockholders, approximately 52% of the votes cast in the advisory vote on the 2017 compensation of our named executive officers were in favor.  While the vote reflected continued majority support of our executive compensation program, this level of support was a significant decline from the prior years’ advisory vote (approximately 94%, 74% and 96%, respectively, in 2017, 2016 and 2015) and less than what we consider satisfactory.

In connection with the 2018 annual meeting of stockholders and thereafter, we decided to contact our institutional stockholders to better understand their concerns about our executive compensation program and to identify areas for improvement.  During this engagement effort, we contacted 29 of our largest institutional stockholders (representing an estimated 76% of our outstanding common stock) and offered to listen to their concerns specifically regarding our executive compensation practices and policies.  Our chief financial officer and general counsel met with 10 stockholders, who had accepted our invitation, representing approximately 39% of our outstanding common stock.  In addition, our lead independent director, who is a member of the compensation committee and its former chair, also made himself available upon request and participated in meetings with investors representing approximately 29% of our outstanding common stock (all who requested).  Our chief executive officer did not attend any of the meetings.

This stockholder outreach was primarily meant to discuss:

•                  our executive compensation philosophy and the basis for the compensation committee’s decisions regarding plan structure, as well as to solicit investor feedback, including the concerns that resulted in the lower say-on-pay vote received in 2018;

•                  corporate governance developments and changes we have made recently; and

•                  director succession and refreshment.

We welcomed the feedback we received during our engagement with stockholders.  A number of our stockholders had similar reactions to our executive compensation program and provided instructive feedback for how we might improve those programs.  One area of focus for a few investors was the degree to which we have historically relied on relative TSR, in both our annual cash incentive bonuses and our performance units, which together constituted roughly 60% of our chief executive officer’s total compensation for 2017.  In sum, relative TSR was viewed as an appropriate measurement for our performance units, but some stockholders expressed a desire or an openness for other, operationally-oriented measurements for the annual cash incentive bonus program.  In addition, we noted that the two leading proxy advisory firms expressed concern about the extent to which we relied on relative TSR across our executive compensation program.  We communicated the stockholder feedback we received to the compensation committee.  Moving forward, the compensation committee is capitalizing on these conversations to make design changes to our executive compensation programs that are appropriate for our company, align with current best practices and reflect the interests of our stockholders.

Since our 2018 annual cash incentive bonus and equity incentive compensation programs had already been determined prior to our 2018 say-on-pay vote and stockholder engagement efforts, the substantive changes we made to our program will be reflected in our 2019 annual cash incentive bonus program and January 2020 performance unit awards.  Our compensation committee met in March of this year to approve certain changes to our executive compensation program in response to stockholder feedback and proxy advisory firm observations, and to better align the compensation of our named executive officers to the interests of our stockholders.

Post-2018 Changes to Our Executive Compensation Program

In response to the 2018 annual meeting voting results and to stockholder feedback and proxy advisory firm observations, our compensation committee worked with FPL to re-design certain aspects of our executive compensation program, particularly the annual cash incentive bonus program, to shift the bonus performance metrics away from relative TSR and toward other rigorous goals tied directly to company operational performance. In addition, the compensation committee determined to take further action to revise the terms of the performance units expected to be granted in January of next year, as described below.

Changes to Our Annual Cash Incentive Bonus Program

The revised annual cash incentive bonus program will allow our executive officers to earn from 0% to either 150% or 187.5% (depending on executive) of base salary based on various pre-defined and pre-weighted annual performance goals (at least 80% of which are objective, calculable measurements) established by the compensation committee.  Each executive officer has been also assigned individual performance goals for 2019.  Individual performance goals will be assessed subjectively and are focused, depending on position, on matters such as process efficiencies, capital transactions, investor relations activities, rollover rent and retention results, achievement of department initiatives and others.

The table below provides a summary of the recent changes made to our annual cash incentive bonus program, including the 2019 performance goals and their relative weighting:

2018			2019
Annual Cash Incentive Bonus Program			Annual Cash Incentive Bonus Program

Performance Metrics	100% 1-Year Relative TSR Performance Goals Relative TSR vs. Size-Based Peer Group Relative TSR vs. Industry Peer Group Relative TSR vs. MSCI US REIT Index	à	Performance Metrics	80% Corporate Performance Goals 50% Core FFO per Share 10% Acquisition Volume 10% Net Debt to Run Rate Adjusted EBITDAre 10% Same Store Cash NOI Growth 20% Individual Performance Goals

Methodology	Performance adjusted using a “muting” methodology	à	Methodology	Muting methodology eliminated for 2019

Performance Bandwidths	Bonus payout levels (threshold, target, and maximum) determined based on peer market data	à	Performance Bandwidths	Defined performance bandwidths based on percentage of base salary:

				CEO:	Other NEOs:
				Threshold - 62.5% Target - 125% Maximum - 187.5%	Threshold - 50% Target - 150% Maximum - 150%

Each performance goal was assigned a weighting relative to the other annual performance goals.  Results between threshold and target or between target and maximum will be based on linear interpolation.  Performance below threshold will earn 0%, and performance above the maximum will be capped at the maximum level (no additional amounts will be paid for exceeding the maximum performance goal). The total annual cash incentive bonus to be earned by an executive officer will be the sum of the weighted annual incentive amounts earned with respect to each goal.

Corporate Operational Performance Goals.  For 2019, 80% of the annual cash incentive bonuses will be based on the following corporate operational performance goals:

•                  Core FFO per Share.  FFO is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company because it excludes depreciation and gains or losses relating to sales of depreciated real estate.  We define FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) from sales of depreciable operating property, impairment write-downs of depreciable real estate, real estate related depreciation and amortization (excluding amortization of deferred financing costs and fair market value of debt adjustment) and after adjustments for unconsolidated partnerships and joint ventures.  Core FFO excludes transaction costs, intangible amortization in rental income, loss on extinguishment of debt, gain (loss) on involuntary conversion, gain (loss) on swap ineffectiveness, and non-recurring other expenses.  We believe that Core FFO, which excludes items that by their nature are not comparable from period to period and tend to obscure actual operating results, is useful to compare our operating performance over a given time period to that of other companies and other time periods in a consistent manner.

•                  Acquisition Volume.  We are a growth-oriented company, and much of our growth is external, from acquisitions.  Moreover, a significant portion of our employees and resources are directed toward acquisitions.  Acquisition volume, accordingly, measures one of our core operations.

•                  Net Debt to Run Rate Adjusted EBITDAre.

o               Net Debt is our total long-term indebtedness less cash and cash equivalents on hand.

o               We defined EBITDAre in accordance with the standards established by NAREIT.  EBITDAre represents net income (loss) (computed in accordance with GAAP) before interest income and expense, tax, depreciation and amortization, gains or losses on the sale of rental property, and loss on impairments. Adjusted EBITDAre further excludes transaction costs, termination income, straight-line rent adjustments, non-cash compensation, intangible amortization in rental income, gain (loss) on involuntary conversion, loss on extinguishment of debt, and other non-recurring items.  Run Rate Adjusted EBITDAre is Adjusted EBITDAre further adjusted for a full period of acquisitions and dispositions.  Run Rate Adjusted EBITDAre does not reflect our historical results and does not predict future results, which may be substantially different.

o               We believe that EBITDAre and Run Rate Adjusted EBITDAre are helpful to investors as supplemental measures of the operating performance of a real estate company because they are direct measures of the actual operating results of our properties. We also use these measures in ratios to compare our performance to that of our industry peers, such as Net Debt to Run Rate Adjusted EBITDre, which we view as an important measurement of the strength of our balance sheet, the strength or riskiness of our earnings and our ability to withstand negative economic trends such as a decrease in our stock price.

•                  Same Store Cash NOI Growth.  Same Store Cash NOI Growth is a measurement of our internal growth and a primary financial measure for evaluating the core operating performance of our properties.  We define NOI as rental income, including reimbursements and other income, less property expenses, which excludes depreciation, amortization, loss on impairments, general and administrative expenses, interest expense, interest income, transaction costs, gain or loss on involuntary conversion, loss on extinguishment of debt, gain on sales of rental property, and other expenses.  We define Cash NOI as NOI less straight-line rent adjustments and less intangible amortization in rental income.  We believe that NOI and Cash NOI are helpful to investors as a supplemental measure of our operating performance because it is a direct measure of the actual operating results of our properties. Comparing Cash NOI on a “same store” basis (i.e., looking at the exact same set of stabilized properties over the periods being compared) allows for an apples-to-apples comparison.  We also exclude lease termination income when calculating Cash NOI on a “same store” basis.

Changes to Our Equity Incentive Compensation Program

Historically we have issued performance units to our executive officers that may settle in shares of common stock (or other securities) depending on our relative TSR performance over a three-year measuring period compared to three benchmarks:  (a) the TSR of companies in an industry peer group, (b) the TSR of companies in a size-based peer group and (c) the TSR of companies in a major real estate company stock index.  The performance units also have a significant absolute TSR as a condition to higher settlement, or payout, levels.

Under the performance units granted to date, if we perform below the 30th percentile, the performance units will have zero value (no payout).  If we perform at the 30th percentile, the performance units will pay out at 50% of the nominal number of performance units.  If we perform at the 50th percentile, the performance units will pay out at the target level (100% of the nominal number of performance units).  If we perform at the 75th percentile to 95th percentile, the performance units will pay out up to 250% of the nominal number of performance units; anything above 150% of the nominal number of performance units also requires a minimum absolute TSR of 25% or greater over the measuring period.

The compensation committee determined that, effective for the performance units to be issued after year-end 2019, the threshold for a target payout will be increased from the 50th percentile to the 55th percentile.  The compensation committee further determined that other terms of the performance units will be substantially similar to the terms of our historical performance units.  Below are the key terms of the new performance unit awards:

✓	Performance units will have zero value (no payout) for performance below the 30th percentile

✓	Must outperform to earn target award; threshold for target payout is the 55th percentile

✓	Must achieve a cumulative 25% absolute TSR to receive a payout above target on 50% of the award

The compensation committee specifically considered whether the performance units should pay out above target or otherwise in instances where we have had strong relative TSR performance but a negative absolute TSR (i.e., outperformance among the three peer groups when they have had overall negative performance).  The compensation committee continues to believe that competitive pay practices require that executive officers be compensated to a reasonable level for outperforming peers in difficult economic environments, even if absolute TSR is negative.  In this regard, the compensation committee took note of the following:

•                  by the terms of award agreement, half of the performance units cannot pay above target without a 25% or greater positive TSR (i.e., a positive TSR below 25% would result in no more than target for half of the performance units);

•                  the stockholders with whom we met with in our compensation and governance-focused outreach, with one exception, either expressly supported or did not object to the degree to which payouts under our performance units depended on relative TSR;

•                  in our regular, year-long engagement with stockholders, none expressed concern about performance unit pay outs in the case of substantial relative TSR outperformance (75th percentile or greater) but negative TSR; and

•                  in the case of negative absolute TSR over the measuring period, the value of any settlement of the performance units would necessarily be less than the same settlement at the grant date stock price and the executive would experience an appropriate value decrement as a stockholder.

Executive Compensation Objectives and Philosophy

Objectives of Our Executive Compensation Program

The compensation committee’s overarching goal is to attract and maintain an excellent executive management team that enhances stockholder value over the long term.  The executive compensation program is, therefore, designed to provide substantial incentives to focus executive management’s efforts accordingly.  The compensation program also is designed to encourage and reward executives who contribute to TSR and operating performance by successfully executing the company’s business strategy, providing thoughtful and creative stewardship and exhibiting outstanding performance. The specific objectives of the compensation program are to:

•                  align the interests of executive officers with the interests of stockholders;

•                  encourage and maintain a performance-driven company culture;

•                  provide the compensation committee with the flexibility and discretion to adjust executive compensation to appropriately reflect both individual circumstances and variable business conditions; and

•                  attract and retain talented and experienced executive officers.

Compensation Philosophy

Consistent with these objectives, executive compensation for 2018 was heavily weighted toward (i) TSR-based metrics for bonuses and (ii) long-term equity incentives.  We believe that the executive compensation program supports these objectives by providing the named executive officers with a multi-faceted compensation package, comprising a base salary, the opportunity to earn an annual cash incentive bonus and equity awards under the 2011 Equity Incentive Plan.

The graph below illustrates our long-term pay-for-performance alignment by comparing our chief executive officer’s total direct compensation to our TSR (indexed to a base date of December 31, 2013) for the past five years.

The compensation reported in this graph differs from compensation reported in the summary compensation table.  The graph above aligns the value of equity incentive awards with the performance year for which they were earned, rather than the year in which they were granted.  For example, compensation earned in any given year includes the fair value, as of the vesting date, of LTIP units that vested during the year, rather than the fair value, as of the grant date, of LTIP units granted in the year.  As another example, compensation in 2014 and 2018, respectively, includes the fair value of the LTIP units issued in satisfaction of the outperformance plan interests granted in 2011 and 2015.

How We Determine Executive Compensation

The compensation committee determines compensation for the named executive officers and currently has four independent directors, Messrs. Colbert, Furber, Guillemette and Weger.  The compensation committee exercises independent discretion with respect to executive compensation matters and administers our equity incentive programs, including reviewing and approving equity grants to the named executive officers pursuant to the 2011 Equity Incentive Plan.  The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available on our website at www.stagindustrial.com.  The information located on, or accessible from, our website is not, and should not be deemed to be, part of this proxy statement or incorporated into any other filing that we submit to the SEC.

The initial compensation arrangements with the named executive officers were determined in negotiations with each individual executive officer and were formalized in the executive officers’ employment agreements, as described below in “Potential Payments Upon Termination or Change in Control—Employment Agreements.”  In making compensation decisions for 2018, the compensation committee evaluated the performance of our chief executive officer and, together with our chief executive officer, assessed the individual performance of the other named executive officers.  The compensation committee also reviewed market-based compensation data provided by FPL and from data publicly available from other sources such as NAREIT.

Engagement of Compensation Consultant

The compensation committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our compensation programs and related policies.  The compensation committee has sole authority to hire, terminate and set the terms of any future engagement of FPL or any other compensation consultant.

For compensation advice in 2018, the compensation committee engaged FPL, an independent compensation consulting firm, to provide market-based compensation data to assist the committee in the implementation of our comprehensive executive compensation program.  In connection with these efforts, FPL prepared for the compensation committee reports that included compensation analyses for each executive position, an analysis of a recommended peer group for the company and a description of the methodology used to provide the compensation analyses.  FPL researched competitive market practices, reviewed the proxy statements of its recommended peer group and checked its own proprietary information data bases.  The compensation committee reviewed the peer group compensation analyses and methodology provided to the company and it approved the 2018 executive compensation program.

Peer Groups

Our focus on single tenant industrial properties that represent relative value is uncommon, making the identification of directly comparable companies difficult.  For 2018 annual cash incentive bonuses and performance units, FPL recommended 12 publicly-traded REITs with diverse investment focuses and with implied equity market capitalizations roughly comparable (approximately 70% to 220%, at the time of recommendation) to our equity market capitalization (the “size-based peer group”).  The companies in the size-based peer group are listed below:

• CoreSite Realty Corporation	• PS Business Parks, Inc.
• EastGroup Properties, Inc.	• QTS Realty Trust, Inc.
• First Industrial Realty Trust, Inc.	• Rexford Industrial Reality, Inc.
• Lexington Realty Trust	• STORE Capital Corporation
• Pebblebrook Hotel Trust	• Terreno Realty Corporation
• Physicians Realty Trust	• Xenia Hotels & Resorts, Inc.

For 2018 annual cash incentive bonuses and performance units, the compensation committee also used a group of nine companies that primarily own industrial and/or single-tenant real estate (the “industry peer group”).  The companies in the industry peer group are listed below:

• Duke Realty Corporation	• Monmouth Real Estate Investment Corporation
• EastGroup Properties, Inc.	• PS Business Parks, Inc.
• First Industrial Realty Trust, Inc.	• STORE Capital Corporation
• Lexington Realty Trust	• Terreno Realty Corporation
• Liberty Property Trust

For more information regarding how the compensation committee used both the size-based peer group and the industry peer group to determine the 2018 annual cash incentive bonuses and performance units, see “—Key Elements of Executive Compensation–2018—Annual Cash Incentive Bonus Program–2018” and “—Key Elements of Executive Compensation–2018—Equity Incentive Compensation Program–2018—Performance Units.”

Key Elements of Executive Compensation–2018

The following table summarizes the key elements of our executive compensation program for the named executive officers and each element’s program objectives, including annual cash compensation and equity awards.  A more detailed discussion of each element of our executive compensation program follows this table.

Element	Description	Objectives
Annual Cash Compensation
Annual Base Salary

Fixed cash compensation.  Reviewed and adjusted periodically.  Salaries plus annual cash incentive bonuses are targeted at the 50th percentile of the cash compensation for similar officer positions in the size-based peer group, before adjustment of the bonus for company under- or over-performance based on TSR.

•     Attract and retain executives

•      Provide steady source of income sufficient to permit executives to focus effectively on their professional responsibilities

•      Help ensure that total cash compensation is competitive but not in excess of market

Annual Cash Incentive Bonus Program	“At risk” variable cash compensation based on the company’s TSR.	• Encourage executives to achieve annual company and individual performance goals • Align executives’ interests with the stockholders’ interests
Equity Incentive Compensation Program
LTIP Units

Awards vest in equal installments over multi-year periods, subject to continued service.  Value of the award is “at risk” since (i), in the absence of sufficient stock price appreciation, the award may never have any liquidation value and (ii) the value fluctuates with the company’s common stock price.  LTIP unit awards should generally constitute approximately 40% or less of total annual equity incentive compensation.

• Promote long-term equity ownership by executives • Encourage the retention of executives • Align executives’ interests with the stockholders’ interests
Performance Units

“At risk” variable equity compensation based on company performance over three-year performance period.  Awards are paid in common stock or LTIP units.  Performance units should generally constitute approximately 60% or more of total annual equity incentive compensation.

• Encourage executives to achieve long-term company performance goals • Align executives’ interests with the stockholders’ interests • Attract and retain executives

Annual Base Salary

Annual base salary provides a minimum level of compensation commensurate with an experienced and motivated individual of the appropriate caliber and background to perform an executive officer’s job.  It should be benchmarked to current market rates to ensure that we are able to attract new executive officers, if necessary.  Base salary levels are intended to provide a steady source of income sufficient to permit these officers to focus effectively on their professional responsibilities.  Base salaries of the named executive officers are reviewed and may be adjusted periodically by the compensation committee.  No formulaic base salary increases are provided to the named executive officers.  The compensation committee has determined that executive officers’ salaries should generally constitute less than 25% of total annual compensation.

Annual Cash Incentive Bonus Program–2018

The annual cash incentive bonus program is intended to compensate the named executive officers for achieving annual financial goals. The compensation committee believes that incentive cash compensation is central to the attainment of the executive compensation program’s objectives.  Annual cash incentive bonuses encourage the named executive officers to achieve company performance goals, which fosters a performance-driven company culture that aligns the executives’ interests with the stockholders’ interests.  As described below, the compensation committee’s (and the chief executive officer’s with respect to the other named executive officers) determination of the 2018 annual cash incentive bonus program was guided by the company’s TSR.

The compensation committee set the target total cash compensation (annual base salary and annual cash incentive bonus) for each executive officer at the 50th percentile for the cash compensation for the same or equivalent position for the companies in the size-based peer group.  The compensation committee then determined that the annual cash incentive bonuses would be based entirely on company performance (as described in more detail below).  The compensation committee believes its focus on company performance metrics helps to closely identify the named executive officers’ interests with our stockholders’ interests.  The 50th percentile target and the specified performance metrics were not a guarantee of a minimum bonus or a threshold for granting bonuses.  The compensation committee can award higher or lower amounts at its discretion, after taking into consideration changing business conditions, the performance of individual executive officers and other factors.

Company Performance—Total Stockholder Return

In developing the annual cash incentive bonus program, the compensation committee focused on TSR, which the compensation committee believed was the best measurement to align management’s interests with our stockholders’ interests.

The compensation committee determined that our TSR performance should be measured in relation to the size-based peer group, the industry peer group and the MSCI US REIT index, in order to provide discrete, rational and measurable benchmarks for comparison of our performance.  Our initial TSR percentile is calculated by comparing our TSR for the year to the TSR for each of the size-based peer group, the industry peer group and the MSCI US REIT index for the year and then averaging those percentile rankings.

For example, if our TSR ranks in the 50th percentile of the size-based peer group, the 70th percentile of the industry peer group and the 60th percentile of the MSCI US REIT index, then our initial TSR percentile for purposes of the cash bonus awards would be the 60th percentile.  That initial TSR percentile is then adjusted according to a “muting” methodology.  For performance above or below the 50th percentile, the initial TSR percentile is adjusted at one-quarter the variation from the 50th percentile to determine the final compensation percentile.  For example, if company performance results in an initial TSR percentile set at the 95th percentile, the final compensation percentile is muted down by one-quarter the variation from the 50th percentile to determine the final compensation percentile (i.e., to the 84th percentile, after rounding).  This muting methodology will no longer apply for the annual cash incentive bonus program.

For 2018, we generated a TSR of -3.8% resulting in a percentile rank in the size-based peer group of 56%, the industry peer group of 41% and the MSCI US REIT index of 63% (using as comparison only those companies that were in the MSCI US REIT index at both the beginning and end of 2018), resulting in an initial TSR percentile rank of 53%.  The ranks were calculated based on a normal, or “z,” distribution.  After applying the muting methodology described above, the final compensation percentile for 2018 was 52%.  Therefore, the compensation committee determined that each named executive officer should receive annual cash incentive bonus award at the 52nd percentile of the size-based peers.

Calculation of the Bonuses

Based on our actual performance in 2018 with respect to the specified performance metrics, the compensation committee approved annual cash incentive bonuses for the named executive officers for 2018 in the following amounts:

Executive	2018 Base Salary	2018 Total Cash Compensation of Size- Based Peer Group			Muted Percentile	Target Total Cash Compensation at Total Muted Percentile	2018 Bonus
		25th Percentile	50th Percentile	75th Percentile
Benjamin S. Butcher	$650,000	$1,503,000	$1,670,000	$2,298,000	52.3	$1,726,520	$1,076,520
William R. Crooker(1)	$360,000	$770,000	$903,000	$1,124,000	52.3	$922,890	$640,000
Stephen C. Mecke(1)	$375,000	$1,133,000	$1,321,000	$1,403,000	52.3	$1,328,380	$725,000
Jeffrey M. Sullivan	$300,000	$627,000	$691,000	$779,000	52.3	$698,920	$398,920
David G. King	$300,000	$533,500	$645,000	$775,500	52.3	$656,745	$356,745

(1)          The compensation committee exercised discretion to adjust the annual cash incentive bonus amounts paid to Messrs. Crooker and Mecke by an increase of $77,110 and a decrease of $228,380, respectively.  The additional amount paid to Mr. Crooker is shown in the “Bonus” column of the “Summary Compensation Table” below.

Equity Incentive Compensation Program–2018

The goals of our long-term, equity-based awards are to incentivize and reward increases in long-term stockholder value and to align the interests of the named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of the named executive officers through the award vesting period.  The compensation committee considers this alignment of vital importance and, as a result, long-term, equity-based awards will generally constitute a majority of total annual compensation, subject to adjustment in the discretion of the compensation committee.

For 2018, the compensation committee determined that annual equity awards should consist of approximately 35% to 40% in LTIP units (subject to multi-year vesting) and 60% to 65% in performance units (with a multi-year measuring period).

The chart below shows the breakout of our equity incentive compensation for Messrs. Butcher, Crooker, and Mecke.

LTIP Units

The compensation committee has made and may make certain awards to the named executive officers in the form of LTIP units.  LTIP units are a separate series of units of limited partnership interests in our operating partnership. LTIP units, granted either as free-standing awards or in tandem with other awards under the 2011 Equity Incentive Plan, will be valued by reference to the value of shares of our common stock, and will be subject to such conditions and restrictions as the compensation committee may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives.  If applicable conditions and/or restrictions are not attained, participants will forfeit their LTIP units.  Unless otherwise provided, LTIP unit awards, whether vested or unvested, will entitle the participant to receive current distributions from our operating partnership equivalent to the dividends that would be payable with respect to the number of shares of our common stock underlying the LTIP unit award.

While the compensation committee has the ability to grant various equity formulations to the executive officers under the 2011 Equity Incentive Plan, to date the compensation committee has deemed LTIP unit awards to be an effective means to ensure alignment of the executives’ interests with those of the stockholders.  LTIP units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP units to produce a tax deduction for us based on current U.S. federal income tax law.  The key feature of LTIP units is that, at the time of award, LTIP units, as profits interests, initially will not have full parity on a per unit basis, with our operating partnership’s common units with respect to liquidating distributions.  Upon the occurrence of specified events, LTIP units can over time achieve full parity with common units and therefore accrete to an economic value for the participant equivalent to common units.  If such parity is achieved, LTIP units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into common units, which in turn are redeemable by the holder for shares of common stock on a one-for-one basis or for the cash value of such shares, at the company’s election.  However, there are circumstances under which LTIP units will not achieve parity with common units, and until such parity is reached, the value that a participant could realize for a given number of LTIP units will be less than the value of an equal number of shares of common stock and may be zero. The compensation committee believes that this characteristic of the LTIP units, that they achieve real value only if our share value appreciates, links executive compensation to our performance.  Under the 2011 Equity

Incentive Plan, each LTIP unit awarded will be equivalent to an award of one share of common stock reserved under the 2011 Equity Incentive Plan, thereby reducing the number of shares of common stock available for other equity awards on a one-for-one basis.

The compensation committee believes that using LTIP units for equity-based awards (i) links executive compensation to the performance of the company, (ii) serves our objectives by increasing the after-tax value of a given equity grant and, therefore, enhances our equity-based compensation package for executives as a whole, (iii) advances the separate goal of promoting long-term equity ownership by executives, (iv) has no worse effect on dilution as compared to using restricted stock, (v) does not increase our recorded expense on account of equity-based compensation awards, (vi) further aligns the interests of executives with the interests of stockholders and (vii) because LTIP units are offered by many of our peers, enables us to remain competitive with our peers in recruiting and retaining talented executives.

In January 2018, the compensation committee approved equity awards for fiscal year 2018 in dollar values, with the number of shares/units granted calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant, after adjustment of the closing price by a discount or premium determined by a third-party valuation of the LTIP units.  In determining the size of the long-term equity incentives awarded to the named executive officers for 2018 service, the compensation committee considered, among other things, the role and responsibilities of the individual, competitive factors and individual performance history.  These awards were intended to enable our executive officers to establish a meaningful equity stake in our company that would vest over a period of years based on continued service.  We believe that these awards enable us to deliver competitive compensation value to the executive officers at levels sufficient to attract and retain top talent within our executive officer ranks.

The following table sets forth the number and value of the LTIP unit awards to the named executive officers granted in January 2018 for 2018 compensation.  The LTIP unit awards were issued on January 5, 2018, based on the full grant date fair value determined in accordance with ASC Topic 718.  See Note 7 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018, for a discussion of our accounting of LTIP units.

Executive	Date of Grant	Number of LTIP Units Issued	Value of LTIP Unit Award

Benjamin S. Butcher	January 5, 2018	36,327	$909,991
William R. Crooker	January 5, 2018	13,832	$346,492
Stephen C. Mecke	January 5, 2018	18,338	$459,367
Jeffrey M. Sullivan	January 5, 2018	11,976	$299,999
David G. King	January 5, 2018	11,976	$299,999

The 2018 LTIP unit awards vest over four years in equal installments on a quarterly basis beginning on March 31, 2018, subject to continued service.

In January 2019, the compensation committee approved the grant of an aggregate of 98,466 LTIP units to the named executive officers for 2019 compensation.  The grants were made on January 7, 2019.  These LTIP unit awards vest over four years in equal installments on a quarterly basis beginning on March 31, 2019, subject to continued service.  The 2019 grants of LTIP units will be reflected in the “Summary Compensation Table” and “2019 Grants of Plan-Based Awards” table in our proxy statement for the 2020 annual meeting of stockholders.

Performance Units

The compensation committee grants performance units to the named executive officers as an additional long-term incentive award designed to align the executive officers’ interests more closely with those of the stockholders.  The ultimate value of the performance units depends on our TSR over a three-year period commencing January 1, 2018.  The award measures both relative return (TSR vs. three benchmarks) and, as a condition for higher levels of value, an absolute return.

At the end of the three-year measuring period, the performance units convert into shares of common stock at a rate depending on our TSR over the measuring period as compared to three different benchmarks and on the absolute amount of our TSR.  A recipient of performance units may receive as few as zero shares or as many as 250% of the number of target units, plus deemed dividends on earned shares.  That is, at the end of the measuring period, a recipient of 10,000 performance units may receive no value (no shares of common stock and no dividends) or receive as much as 25,000 shares of common stock plus dividends on earned shares (as if the dividends were paid and reinvested into additional shares of common stock during the measuring period).

The target amount of the performance units is nominally allocated:

•                  25% to our TSR compared to the TSR of the size-based peer group;

•                  25% to our TSR compared to the TSR of the industry peer group; and

•                  50% to our TSR compared to the TSR of the companies in the MSCI US REIT index.

The potential of the portion of the award allocated to the size-based and industry peer group comparison ranges from 0% to 200% of the allocated target amount.  The potential of the portion of the award allocated to the MSCI US REIT index group comparison ranges from 0% to 300% of the allocated target amount, except that the portion of the award attributable to performance against the MSCI US REIT index group may not exceed target (100% of the allocated amount) unless we achieve a minimum absolute TSR of 25% over the measuring period.

The table below indicates the potential levels of awards within the industry peer group, the size-based peer group and the MSCI US REIT index group benchmarks.  Awards for performance between the indicated percentile rankings (e.g., between the 30th percentile and the 50th percentile) are determined by interpolating between the earned amounts (e.g., between 50% earned and 100% earned).

Percentile Ranking within Applicable Benchmark (Based on TSR)

Benchmark	Below 30th Percentile	30th Percentile	50th Percentile(1)	75th Percentile	95th Percentile

Size-Based Peer Group (Allocated 25% of the Target Amount)	0% earned	50% earned	100% earned	200% earned	[No increase for performance beyond 75%.]
Industry Peer Group (Allocated 25% of the Target Amount)	0% earned	50% earned	100% earned	200% earned	[No increase for performance beyond 75%.]
MSCI US REIT Index (Allocated 50% of the Target Amount)	0% earned	50% earned	100% earned [Awards above 100% for this benchmark require us to achieve a minimum absolute TSR of 25%.]	200% earned	300% earned

(1)          For grants in 2020 and thereafter, this will be the 55th percentile.

No dividends are paid to the recipient during the measuring period.  At the end of the measuring period, if our TSR is such that the recipient earns shares of common stock (“Award Shares”), the recipient will receive additional common stock relating to dividends deemed to have been paid on the Award Shares.  The additional shares are equal to the number of shares that the recipient would have acquired if the recipient held the Award Shares at the beginning of the measuring period and re-invested all dividends paid on the Award Shares over the measuring period into common stock on the dividend payment dates.  In the discretion of the compensation committee, we may pay the cash value of the deemed dividends instead of issuing additional shares.

The number of Award Shares is determined at the end of the measuring period.  For awards made in 2018, one half of the Award Shares will be immediately and fully vested and transferable, and the other half of the Award Shares will be restricted (subject to forfeiture) and vest one year after the end of the measuring period.  Any dividend shares will be immediately and fully vested and transferable.

For purposes of the performance units awarded in 2018, the size-based peer group and the industry peer group exclude any companies that were merged into or acquired by other companies in 2018 after the grant date.

The following table sets forth the number and value of the performance unit awards to the named executive officers granted in January 2018 for 2018 compensation.  The performance unit awards were issued on January 5, 2018, based on the full grant date fair value determined in accordance with ASC Topic 718.  See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018, for a discussion of our accounting of performance units.

Executive	Date of Grant	Target Number of Performance Units Issued	Value of Performance Unit Award (at target amounts)

Benjamin S. Butcher	January 5, 2018	58,558	$1,689,984
William R. Crooker	January 5, 2018	22,297	$643,491
Stephen C. Mecke	January 5, 2018	29,560	$853,102
Jeffrey M. Sullivan	January 5, 2018	15,592	$449,985
David G. King	January 5, 2018	15,592	$449,985

In January 2019, the compensation committee approved the grant of an aggregate target of 144,908 performance units to the named executive officers for 2019 compensation.  The 2019 grants of performance units will be reflected in the “Summary Compensation Table” and “2019 Grants of Plan-Based Awards” table in our proxy statement for the 2020 annual meeting of stockholders.

Employee Benefits

Our full-time employees, including the named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, prescription, life insurance, disability insurance and related benefits.

Additional Compensation Components

In the future, as we further formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to the named executive officers, to ensure that we provide a balanced and comprehensive compensation structure.  We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Employment Agreements

We have entered into an employment agreement with each of the named executive officers.  See “Potential Payments Upon Termination or Change in Control—Employment Agreements” below for more information.

Conclusion

The diagram below depicts the cash and equity compensation of our chief executive officer for 2018.  The diagram demonstrates that a substantial majority of our chief executive officer’s compensation (85%) was strongly aligned with the interests of the stockholders because either it was determined by or depends on TSR or its value fluctuates as the price of our common stock increases or decreases.  Approximately 15% of our chief executive officer’s compensation is fixed base salary that is not dependent on our stock price performance.  All other compensation is variable.

(1)          2018 compensation consists of base salary, annual cash incentive bonus and the grant date fair value of LTIP units and performance units granted in January 2018.  “At Risk” means the applicable compensation is either determined by or depends on TSR or its value fluctuates with the price of our common stock (as in the case of LTIP units subject to forfeiture).

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC.  The table sets forth the base salary and other compensation that was paid to or earned by the named executive officers in 2018.  With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with ASC Topic 718.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
Benjamin S. Butcher Chief Executive Officer, President and Chairman	2018	$650,000	$—	$2,599,975	$1,076,520	$23,715	$4,350,210
	2017	$525,000	$—	$1,773,689	$1,301,032	$24,367	$3,624,088
	2016	$525,000	$—	$1,647,014	$1,119,877	$16,863	$3,308,754
William R. Crooker Chief Financial Officer, Executive Vice President and Treasurer	2018	$360,000	$77,110	$989,983	$562,890	$36,190	$2,026,173
	2017	$300,000	$—	$589,303	$614,739	$35,870	$1,539,912
	2016	$296,876	$—	$552,587	$524,425	$34,729	$1,408,617
Stephen C. Mecke Chief Operating Officer and Executive Vice President	2018	$375,000	$—	$1,312,469	$725,000	$36,190	$2,448,659
	2017	$309,000	$—	$596,083	$466,691	$35,870	$1,407,644
	2016	$309,000	$—	$553,324	$539,325	$34,659	$1,436,308
Jeffrey M. Sullivan Executive Vice President, General Counsel and Secretary	2018	$300,000	$—	$749,984	$398,920	$34,154	$1,483,058
	2017	$300,000	$—	$579,459	$457,883	$33,804	$1,371,146
	2016	$298,588	$—	$538,230	$354,953	$32,435	$1,224,206
David G. King Executive Vice President and Director of Real Estate Operations	2018	$300,000	$—	$749,984	$356,745	$36,190	$1,442,919
	2017	$300,000	$—	$580,649	$401,680	$35,870	$1,318,199
	2016	$296,165	$—	$539,973	$305,848	$34,659	$1,176,645

(1)                                  The compensation committee exercised discretion to increase the annual cash incentive bonus paid to Mr. Crooker by $77,110, which additional amount is shown in the “Bonus” column for 2018.

(2)                                  For 2018, represents the total grant date fair value of LTIP units and performance units granted on January 5, 2018 under the 2011 Equity Incentive Plan, determined in accordance with ASC Topic 718. See Notes 7 and 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018, for a discussion of our accounting of LTIP units and performance units and the assumptions used.

The grant date fair values for the following named executive officers relating to 2018 LTIP unit awards granted on January 5, 2018, are as follows: Benjamin S. Butcher—$909,991; William R. Crooker—$346,492; Stephen C. Mecke—$459,367; Jeffrey M. Sullivan—$299,999; and David G. King—$299,999.  The LTIP unit awards granted in 2018 vest over four years from the date of grant in equal installments on a quarterly basis, subject to continued service.

The grant date fair values for the named executive officers relating to 2018 performance unit awards granted on January 5, 2018, are as follows: Benjamin S. Butcher—$1,689,984; William R. Crooker—$643,491; Stephen C. Mecke—$853,102; Jeffrey M. Sullivan—$449,985; and David G. King—$449,985.  The maximum value of the 2018 performance unit awards assuming that the highest level of performance is achieved are as follows: Benjamin S. Butcher—$4,224,960; William R. Crooker—$1,608,714; Stephen C. Mecke—$2,132,754; Jeffrey M. Sullivan—$1,124,963; and David G. King—$1,124,963.

(3)                                  All other compensation for 2018 does not include any distributions on unvested LTIP units.  It represents amounts paid for health insurance premiums, 401(k) matching contributions and automobile/parking allowances, as follows:

Name	Insurance Premiums	401(K) Matching Contributions	Commuting/ Parking Allowances	Total

Benjamin S. Butcher	$14,025	$8,250	$1,440	$23,715
William R. Crooker	$22,060	$8,250	$5,880	$36,190
Stephen C. Mecke	$22,060	$8,250	$5,880	$36,190
Jeffrey M. Sullivan	$22,060	$8,250	$3,844	$34,154
David G. King	$22,060	$8,250	$5,880	$36,190

2018 Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2018 to the named executive officers.

								All Other
		Estimated Possible Payouts			Estimated Future Payouts			Stock
		Under Non-Equity Incentive			Under Equity Incentive			Awards:
		Plan Awards(1)			Plan Awards(2)			Number of	Grant Date
Name	Date of Grant	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares or Units(3)	Fair Value(4)

Benjamin S. Butcher
Annual cash incentive bonus		$853,000	$1,020,000	$1,648,000
LTIP units	January 5, 2018							36,327	$909,991
Performance units	January 5, 2018				—	58,558	146,395		$1,689,984
William R. Crooker
Annual cash incentive bonus		$410,000	$543,000	$764,000
LTIP units	January 5, 2018							13,832	$346,492
Performance units	January 5, 2018				—	22,297	55,742		$643,491
Stephen C. Mecke
Annual cash incentive bonus		$758,000	$946,000	$1,028,000
LTIP units	January 5, 2018							18,338	$459,367
Performance units	January 5, 2018				—	29,560	73,900		$853,102
Jeffrey M. Sullivan
Annual cash incentive bonus		$327,000	$391,000	$479,000
LTIP units	January 5, 2018							11,976	$299,999
Performance units	January 5, 2018				—	15,592	38,980		$449,985
David G. King
Annual cash incentive bonus		$233,500	$345,000	$475,500
LTIP units	January 5, 2018							11,976	$299,999
Performance units	January 5, 2018				—	15,592	38,980		$449,985

(1)                                  For the year ended December 31, 2018, the compensation committee approved annual cash incentive bonuses for Messrs. Butcher, Crooker, Mecke, Sullivan and King of $1,076,520, $640,000, $725,000, $398,920 and $356,745, respectively.  For more information regarding the performance criteria for these annual cash incentive bonuses, see “Executive Officer Compensation Discussion and Analysis—Key Elements of Executive Compensation–2018—Annual Cash Incentive Bonus Program–2018.”

(2)                                  Equity incentive plan awards were made in the form of performance units.  At the end of the three-year measuring period, the performance units convert into shares of common stock at a rate depending on our TSR over the measuring period as compared to three different benchmarks and on the absolute amount of our TSR.  A recipient of performance units may receive as few as zero shares or as many as 250% of the number of target units, plus deemed dividends on earned shares.  For more information regarding the performance criteria for these performance unit awards, see “Executive Officer Compensation Discussion and Analysis—Key Elements of Executive Compensation–2018—Equity Incentive Compensation Program–2018—Performance Units.”

(3)                                  Stock awards were made in the form of LTIP units.  The LTIP units will vest over four years in equal installments on a quarterly basis beginning on March 31, 2018, subject to continued service.  For more information regarding the LTIP unit awards, see “Executive Officer Compensation Discussion and Analysis—Key Elements of Executive Compensation–2018—Equity Incentive Compensation Program–2018—LTIP Units.”

(4)                                  The amounts included in this column represent the full grant date fair value of the LTIP units and performance units, determined in accordance with ASC Topic 718.  See Notes 7 and 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018, for a discussion of our accounting of LTIP units and performance units and the assumptions used.

Outstanding Equity Awards at Fiscal Year-End 2018

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2018.  No option awards were outstanding for the named executive officers as of December 31, 2018.  The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the grant date fair values determined in accordance with ASC Topic 718 or the compensation expense recognized in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.  In addition, the number of unearned performance units in the equity incentive plan awards are the actual amounts earned pursuant to the 2016 performance unit awards and target amounts that may be earned pursuant to the 2017 and 2018 performance unit awards. For more information regarding the threshold, target and maximum amounts with respect to equity incentive plan awards granted in 2018, see “—2018 Grants of Plan-Based Awards.”

	Stock Awards
Name	Number of Shares of Stock or Units That Have Not Vested(1)	Market Value of Shares or Units That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4)

Benjamin S. Butcher	110,162	$2,740,831	175,691	$4,371,192
William R. Crooker	25,610	$637,177	62,564	$1,556,592
Stephen C. Mecke	24,822	$617,571	68,871	$1,713,510
Jeffrey M. Sullivan	20,352	$506,358	53,900	$1,341,032
David G. King	19,777	$492,052	54,139	$1,346,978

(1)                                  The following table summarizes the awards (time-based LTIP units and restricted stock) for which a portion of the awards remain unvested as of December 31, 2018. The table also provides information about the applicable vesting periods.

		Number of Units

Grant Date	Grant Date Fair Value	Butcher	Crooker	Mecke	Sullivan	King	Vesting Periods

January 2, 2014	$20.13	—	12,254	—	—	—	Over five years in equal installments on an annual basis
October 27, 2014	$22.56	—	—	—	4,006	—	Over five years in equal installments on a quarterly basis
May 4, 2015	$20.38	100,000	—	—	—	—	Over six years: one-half vests in one installment on the third anniversary of the grant date and the remaining amount vests in equal installments over the next three years

		Number of Units

Grant Date	Grant Date Fair Value	Butcher	Crooker	Mecke	Sullivan	King	Vesting Periods
January 8, 2016	$16.63	52,310	—	17,593	16,511	15,540	Over four years in equal installments on a quarterly basis
January 8, 2016	$17.98	—	7,899	—	—	—	Over four years in equal installments on an annual basis
February 22, 2016	$15.07	—	9,424	—	628	1,699	Over four years in equal installments on a quarterly basis
January 6, 2017	$23.16	39,669	12,953	13,341	12,953	12,953	Over four years in equal installments on a quarterly basis
January 5, 2018	$25.05	36,327	13,832	18,338	11,976	11,976	Over four years in equal installments on a quarterly basis

(2)                                  Based on our common stock closing price of $24.88 on December 31, 2018.

(3)                                  The following table summarizes the performance unit awards (at target amounts) for which a portion of the awards remain unearned and unvested as of December 31, 2018, assuming the performance unit awards are earned at the conclusion of the applicable measurement period. The table also provides information about the applicable vesting periods.

		Number of Performance Units

Grant Date	Grant Date Fair Value	Butcher	Crooker	Mecke	Sullivan	King	Vesting Periods

March 8, 2016	$23.34	33,301	11,508	11,174	10,893	10,968	One half of earned shares vest immediately and one half vest on the first anniversary of the measurement period
January 6, 2017	$29.04	29,442	9,963	9,887	9,624	9,665	One half of earned shares vest immediately and one half vest on the first anniversary of the measurement period
January 5, 2018	$28.86	58,558	22,297	29,560	15,592	15,592	One half of earned shares vest immediately and one half vest on the first anniversary of the measurement period

(4)                                  For performance units, value is based on our closing price of $24.88 on December 31, 2018.  For the 2016 performance unit awards, the number and value set forth in the table is based on the amount that the named executive officers earned for the three-year performance period ended December 31 2018.  The compensation committee determined the number of shares of common stock and LTIP units earned under the 2016 performance unit awards on January 7, 2019.  For the 2017 and 2018 performance unit awards, the number and value set forth in the table assumes that the named executive officers earn the target amounts of performance units. See footnote 3 above.

2018 Option Exercises and Stock Vested

The following table sets forth the aggregate number of LTIP units and restricted shares of common stock that vested in 2018.  The value realized on vesting is the product of (1) the fair market value of a share of common stock on the vesting date, multiplied by (2) the number of LTIP units or shares vesting.  The value realized is before payment of any applicable withholding tax and brokerage commissions.  No options were exercised by the named executive officers during 2018.

Name	Vesting Date	Closing Market Price	Number of Shares Acquired on Vesting(1)(2)	Value Realized on Vesting

Benjamin S. Butcher	January 5, 2018	$26.40	76,617	$2,022,689
	March 31, 2018	$23.92	12,440	$297,565
	May 4, 2018	$25.47	50,000	$1,273,500
	June 30, 2018	$27.23	12,441	$338,768
	September 30, 2018	$27.50	12,441	$342,128
	December 31, 2018	$24.88	12,442	$309,557
William R. Crooker	January 2, 2018	$27.10	4,426	$119,945
	January 3, 2018	$27.11	2,651	$71,869
	January 5, 2018	$26.40	12,683	$334,831
	March 31, 2018	$23.92	2,263	$54,131
	June 30, 2018	$27.23	2,262	$61,594
	September 30, 2018	$27.50	2,263	$62,233
	December 31, 2018	$24.88	2,263	$56,303
Stephen C. Mecke	January 5, 2018	$26.40	26,401	$696,986
	March 31, 2018	$23.92	4,597	$109,960
	June 30, 2018	$27.23	4,597	$125,176
	September 30, 2018	$27.50	4,597	$126,418
	December 31, 2018	$24.88	4,598	$114,398
Jeffrey M. Sullivan	January 5, 2018	$26.40	24,589	$649,150
	March 31, 2018	$23.92	2,829	$67,670
	June 30, 2018	$27.23	2,829	$77,034
	September 30, 2018	$27.50	2,830	$77,825
	December 31, 2018	$24.88	2,830	$70,410
David G. King	January 5, 2018	$26.40	23,295	$614,988
	March 31, 2018	$23.92	3,975	$95,082
	June 30, 2018	$27.23	3,974	$108,212
	September 30, 2018	$27.50	3,975	$109,313
	December 31, 2018	$24.88	3,975	$98,898

(1)                                  Represents restricted shares of common stock and LTIP units that vested in 2018.  Restricted shares of common stock vest in equal installments on an annual basis.  LTIP units vest in equal installments on a quarterly basis on March 31, June 30, September 30, and December 31 of each year.  Vested LTIP units can be converted to common units in our operating partnership on a one-for-one basis once a material equity transaction has occurred that results in the accretion of the member’s capital account to the economic equivalent of the common unit.  During 2018, there was a material equity transaction in our operating partnership which resulted in an accretion of the member’s capital account to the economic value equivalent of the common units.  The LTIP units may be converted to common units.

(2)                                  On January 12, 2015, the named executive officers received awards under the 2015 Outperformance Program (the “2015 OPP”). On January 5, 2018, the compensation committee determined that the performance hurdles outlined in the 2015 OPP had been met as of the measurement date, January 1, 2018.  Based on this assessment and pursuant to the 2011 Equity Incentive Plan, LTIP units were issued pursuant to the 2015 OPP as follows: Mr. Butcher, 76,617 units to settle his program interest of $1,987,158; Mr. Crooker, 12,683 units to settle his program interest of $328,955;

Mr. Mecke, 26,401 units to settle his program interest of $684,764; Mr. Sullivan, 24,589 units to settle his program interest of $637,770; and Mr. King, 23,295 units to settle his program interest of $604,203.  Such LTIP units were fully vested as of the grant date, January 5, 2018.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2018, relating to our equity compensation plans pursuant to which we grant options, restricted stock, LTIP units or other rights to acquire shares from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders(2)	1,616,200	—	3,276,125
Equity compensation plans not approved by security holders	—	—	—

Total	1,616,200	—	3,276,125

(1)          Consists entirely of LTIP units that, upon the satisfaction of certain conditions, are convertible into common units, which may then be redeemed for cash, or at our option, an equal number of shares of common stock, subject to certain restrictions.  There is no exercise price associated with LTIP units.

(2)          2011 Equity Incentive Plan.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K promulgated by the SEC, we are providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of our chief executive officer for the year ended December 31, 2018:

•                  Median employee total annual compensation (excluding our chief executive officer)—$163,171

•                  Chief executive officer total annual compensation (as reported in the “Summary Compensation Table” presented above)—$4,350,210

•                  Ratio of chief executive officer to median employee total annual compensation—27:1

In determining the median employee, we prepared a list of all employees as of December 31, 2018 and reviewed the amount of salary, wages and equity awards of all such employees reported to the Internal Revenue Service on Form W-2 for 2018.  We also reviewed pre-tax wages that were contributed by employees to a pre-tax parking program, a flexible spending account program and supplemental insurance policy premiums.  More specifically, for each employee, we aggregated the amounts indicated on the face of his or her Form W-2 and pre-tax wages allocated to commuting costs, flexible spending accounts and supplemental insurance policy premiums.  We had 73 employees as of December 31, 2018.  Salaries, wages and bonuses were annualized for those employees that were not employed for the full year of 2018.  In addition, bonuses for employees who were not employed for the full year of 2018 were annualized because the Form W-2 amounts reflect bonuses paid in 2018 for 2017 employment.  We identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation.  Because all employees are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee.

Once the median employee was identified, we combined all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K promulgated by the SEC, resulting in median employee total annual compensation of $163,171.  Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreements

We enter into employment agreements with each of the named executive officers. We believe that the employment agreements benefit us by helping to retain the executives and by requiring the executive officers to devote the necessary business attention and time to our affairs.  The terms of the employment agreements with Messrs. Butcher, Crooker, Mecke, Sullivan and King, respectively, expire May 4, 2018; February 25, 2018; April 20, 2018; December 31, 2017; and April 20, 2018; except that the term of each agreement renews automatically for successive one-year periods unless, not fewer than 60 days before the termination of the then existing term, either party provides notice of non-renewal to the other party.

Pursuant to the employment agreements, the named executive officers also are eligible to receive additional awards of LTIP units and other equity awards, subject to the terms of the 2011 Equity Incentive Plan (or other then effective incentive plan) and the applicable award agreement and the discretion of the compensation committee.  The employment agreements generally provide for immediate vesting of all outstanding equity-based awards held by the executive officers upon a change of control of us and their subsequent non-renewal within 12 months, termination of the executive officer’s employment by us without “cause” or by the executive officer for “good reason.”  In addition, each of Messrs. Butcher, Crooker, Mecke, Sullivan and King will be subject to a non-competition provision for the 12-month period following any termination of employment other than a termination by us without “cause” or by the executive officer for “good reason.”  The employment agreements also provide for participation in any other employee benefit plans, insurance policies or contracts maintained by us relating to retirement, health, disability, vacation and other related benefits.

The employment agreement with Mr. Butcher provides that upon the termination of his employment either by us without “cause” or by the executive officer for “good reason,” or in the event that following a change of control we or our successor gives him a notice of non-renewal within 12 months following the change of control, Mr. Butcher will be entitled to the following severance payments and benefits, subject to his execution of a general release in our favor:

•                  a lump-sum cash payment equal to three times the sum of (1) Mr. Butcher’s then-current annual base salary; and (2) the bonus paid to Mr. Butcher for the most recently completed fiscal year for which the amount of his bonus was determined;

•                  our direct-to-insurer payment of any group health or other insurance premiums that Mr. Butcher would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

•                  immediate vesting of all outstanding equity-based awards held by Mr. Butcher.

The employment agreements with Messrs. Crooker, Mecke, Sullivan and King provide that upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” or in the event that following a change of control we or our successor gives the executive officer a notice of non-renewal within 12 months following the change of control, the executive officer will be entitled under his employment agreement to the following severance payments and benefits, subject to the executive officer’s execution of a general release in our favor:

•                  a lump-sum cash payment equal to two times the sum of (1) the executive officer’s then-current annual base salary; and (2) the bonus paid to the executive officer for the most recently completed fiscal year for which the amount of his bonus was determined;

•                  our direct-to-insurer payment of any group health premiums or other insurance that the executive officer would otherwise have been required to pay to obtain coverage under our group health and other insurance plans for a period of 18 months; and

•                  immediate vesting of all outstanding equity-based awards held by the executive officer.

In addition, the employment agreements with Messrs. Butcher, Crooker, Mecke, Sullivan and King provide that, upon termination of the officer’s employment by the officer’s death or disability, the officer will be entitled to receive his accrued and unpaid then-current annual base salary as of the date of his death or disability and the bonus pro-rated through the date of his death or disability.  Messrs. Butcher, Crooker and Sullivan will also be entitled to receive our direct-to-insurer payment of any group health or other insurance premiums they would have otherwise been required to pay to obtain coverage  under our group health and other insurance plans for 18 months.

Pursuant to the employment agreements, Messrs. Butcher, Crooker, Mecke, Sullivan and King are eligible to receive a monthly commuting and parking allowance of up to $500.

None of the employment agreements contains an excise tax gross-up provision under Section 280G of the Internal Revenue Code of 1986, as amended.

In some instances, the terms of the performance units modify the provisions of the employment agreements that otherwise provide for full vesting of all equity awards upon certain terminations.  For example, in most terminations of employment, the performance units vest on a pro rata basis, rather than in full.

Accelerated Vesting of Equity Awards

LTIP Unit Agreements

Under the LTIP unit agreements, the vesting of unvested LTIP units is accelerated upon a change in control (as defined in the applicable agreements) or termination of employment by reason of death or disability.

Performance Unit Agreements

Under the performance award agreements, the awarding of unearned and unvested performance units is accelerated upon a change in control (as defined in the performance award agreements).  Upon a change in control of our company, the measuring period for the performance units ends, and performance is measured and the award calculated and made, without pro ration, based on TSR through the date of the change in control.  Upon a termination of a recipient’s employment by reason of death or disability, by the company without cause (as defined in the performance award agreement) or by the recipient for good reason (as defined in the performance award agreement), the measuring period for such recipient’s performance units ends, and performance is measured and the award calculated and made, after pro ration, based on the portion of the full measuring period elapsed, based on TSR through the date of termination.  Upon a termination of the recipient’s employment during the measuring period by the company for cause or by the recipient without good reason, the performance units terminate without any award of shares.

Termination Payment Table

The following table indicates the cash amounts and accelerated vesting that Messrs. Butcher, Crooker, Mecke, Sullivan and King would be entitled to receive under various termination or change of control circumstances pursuant to the terms of their employment agreements and the applicable award agreements under the 2011 Equity Incentive Plan.  This table assumes that termination or change of control, as applicable, occurred on December 31, 2018.

Name and Termination or Change of Control Scenario	Cash Payment	Acceleration of Vesting of Equity Awards(1)(2)	Total

Benjamin S. Butcher
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$5,200,598	$6,160,462	$11,361,060
Accelerated vesting upon change of control(2)	$—	$7,549,015	$7,549,015
Notice of non-renewal within 12 months following change of control	$5,200,598	$7,549,015	$12,749,613
Death or disability(3)	$1,097,558	$6,160,462	$7,258,020
William R. Crooker
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$2,033,090	$1,831,740	$3,864,830
Accelerated vesting upon change of control(2)	$—	$2,345,114	$2,345,114
Notice of non-renewal within 12 months following change of control	$2,033,090	$2,345,114	$4,378,204
Death or disability(3)	$673,090	$1,831,740	$2,504,830
Stephen C. Mecke
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$2,233,090	$1,852,042	$4,085,132
Accelerated vesting upon change of control(2)	$—	$2,491,732	$2,491,732
Notice of non-renewal within 12 months following change of control	$2,233,090	$2,491,732	$4,724,822
Death or disability(3)	$725,000	$1,852,042	$2,577,042
Jeffrey M. Sullivan
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,430,930	$1,593,539	$3,024,469
Accelerated vesting upon change of control(2)	$—	$1,985,225	$1,985,225
Notice of non-renewal within 12 months following change of control	$1,430,930	$1,985,225	$3,416,155
Death or disability(3)	$432,010	$1,593,539	$2,025,549
David G. King
Voluntary termination, retirement or involuntary termination for cause	$—	$—	$—
Termination by company without cause or by employee for good reason	$1,346,580	$1,585,179	$2,931,759
Accelerated vesting upon change of control(2)	$—	$1,977,388	$1,977,388
Notice of non-renewal within 12 months following change of control	$1,346,580	$1,977,388	$3,323,968
Death or disability(3)	$356,745	$1,585,179	$1,941,924

(1)                                  Amounts in this column reflect accelerated vesting of unvested LTIP units, performance units and restricted stock granted pursuant to the 2011 Equity Incentive Plan.  For purposes of this table, each LTIP unit, performance unit and restricted share of common stock was valued at $24.88, the closing price of our common stock on the NYSE on December 31, 2018.

(2)                                  For a discussion of the vesting of equity awards upon the occurrence of a change in control and certain termination triggering events, see “—Accelerated Vesting of Equity Awards” above.

(3)                                  Upon death of the named executive officer, the executive officer will receive a prorated bonus for services performed during the year.  The prorated bonus will be derived from the bonus paid in the previous fiscal year.  Under the equity award agreements, the vesting of unvested LTIP units and restricted stock and unearned and unvested performance units is accelerated at death or disability.  See “—Accelerated Vesting of Equity Awards” above.

COMPENSATION COMMITTEE REPORT

The following is a report by the compensation committee submitted in connection with its review of the Compensation Discussion and Analysis section of this proxy statement prepared in connection with the annual meeting.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC.  Based on such review and discussion, the compensation committee recommended to the board of directors (and the board has approved) that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors

Jeffrey D. Furber (Chair)

Virgis W. Colbert

Larry T. Guillemette

Hans S. Weger

AUDIT COMMITTEE REPORT

The following is a report by the audit committee submitted in connection with its review of our financial reports for the fiscal year ended December 31, 2018.  Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this proxy statement in future filings with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The audit committee oversees our financial reporting process on behalf of the board of directors, in accordance with the audit committee charter.  Management is responsible for our financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting.  In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for STAG Industrial, Inc. for the fiscal year ended December 31, 2018.

In addition, the audit committee has (i) discussed with the representatives of PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, (ii) discussed and received the written disclosures and the letter from PricewaterhouseCoopers LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and (iii) discussed with PricewaterhouseCoopers LLP the auditors’ independence from the company and management.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

The members of the audit committee have oversight responsibilities only and are not acting as experts in accounting and auditing.  Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants.  Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact “independent.”

Submitted by the Audit Committee of the Board of Directors

Hans S. Weger (Chair)

Larry T. Guillemette

Francis X. Jacoby III

Christopher P. Marr

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

The audit committee of the board of directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accountants for the year ending December 31, 2019, and the board of directors is asking stockholders to ratify this appointment.  Although current law, rules and regulations, as well as the audit committee charter, require the company’s independent auditor to be engaged, retained and supervised by the audit committee, the board of directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.  PricewaterhouseCoopers LLP has served as our independent registered public accountants since our formation in July 2010 and is considered by our management to be well qualified.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

The following is a summary of the fees incurred or billed by PricewaterhouseCoopers LLP for professional services rendered for our company for the years ended December 31, 2018 and December 31, 2017:

	Year Ended December 31, 2018	Year Ended December 31, 2017

Audit Fees	$893,602	$949,091
Tax Fees	396,484	467,600
Audit-Related Fees	—	—
All Other Fees	2,700	2,700
Total	$1,292,786	$1,419,391

Audit Fees

“Audit Fees” consist of fees and related expenses incurred for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.  For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by PricewaterhouseCoopers LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Tax Fees

“Tax Fees” consist of fees and related expenses incurred or billed for professional services for tax compliance, tax advice and tax planning.  These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Audit-Related Fees and All Other Fees

“Audit-Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services.  The audit committee or designated member concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Vote Required

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to ratify the appointment of our independent registered public accounting firm, which is considered a routine matter.  For purposes of the vote on the ratification of the appointment of our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation

The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Proposal

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years.  This is commonly known as a “say-on-pay” proposal or resolution.

At the 2018 annual meeting of stockholders held on April 30, 2018, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of the named executive officers.  A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the named executive officers every year, which was consistent with the recommendation of our board of directors.  Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board currently intends to hold a non-binding, advisory vote on the executive compensation program every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of the named executive officers at the 2024 annual meeting of stockholders.

Accordingly, we are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program for named executive officers by voting for or against the following resolution.

“—RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2019 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Officer Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us, it will provide information to us and the compensation committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of 2019 and beyond.

Redesigned Executive Compensation Program

In connection with the 2018 annual meeting of stockholders and thereafter, we decided to contact our institutional stockholders to better understand their concerns about our executive compensation program and to identify areas for improvement.

In response to the 2018 annual meeting voting results and to stockholder feedback and proxy advisory firm observations, our compensation committee worked with FPL to re-design certain aspects of our executive compensation program and took the following actions:

WHAT WE HEARD		HOW WE RESPONDED

Reduce overlap of performance metrics in annual and long-term incentive programs	à

We modified the annual cash incentive bonus program to be based on individual and corporate operational performance goals, while keeping the performance unit awards based on relative and absolute TSR metrics

Utilize rigorous individual and corporate operational performance goals for the annual cash incentive bonus program	à

We adjusted the annual cash incentive bonus program so 20% will be based on certain individual performance goals and 80% will be based on four corporate operational performance goals: (i) Core FFO per Share, (ii) Acquisition Volume, (iii) Net Debt to Run Rate Adjusted EBITDAre and (iv) Same Store Cash NOI Growth

Decrease volatility in payout levels for same levels of performance	à	We removed the muting methodology from the annual cash incentive bonus program

Adopt rigorous performance goals for performance unit target payout levels	à	We set target payout levels for performance units granted in 2020 and beyond at the 55th percentile of the peer group such that we must outperform to achieve target

More than half of the equity awards should be performance-based equity awards	à

We determined that annual equity awards should consist of approximately 35% to 40% in LTIP units (subject to multi-year vesting) and 60% to 65% in performance units (with a multi-year measuring period)

Disclose thesholds for minmum payouts under the annual cash incentive bonus program and performance units	à

We disclosed that performance below threshold levels will earn 0% under the annual cash incentive bonus program and that relative return performance below the 30th percentile will result no payout (zero value) under the performance units

For more information about our stockholder outreach and our redesigned executive compensation program, see “Executive Officer Compensation Discussion and Analysis—Stockholder Engagement and Response to 2018 Say-On-Pay Vote.”

Vote Required

The affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is required to approve, by non-binding vote, executive compensation. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation

The board of directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock and common units in our operating partnership for (i) each stockholder of our company that is known to us to be the beneficial owner of 5% or more of our common stock based upon filings made with the SEC, (ii) directors and named executive officers and (iii) all directors and named executive officers as a group as of the record date, March 8, 2019.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days.

Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person and none of the executive officers or directors has pledged shares of common stock as collateral.  Furthermore, unless otherwise indicated, the business address for each of the identified stockholders is our principal executive office, One Federal Street, 23rd Floor, Boston, Massachusetts 02110.

Name of Beneficial Owner	Number of Shares and/or Common Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Common Units(3)

AllianceBernstein L.P.(4)	5,446,113	4.6%	4.9%
BlackRock, Inc.(5)	11,033,193	9.4%	9.0%
The Vanguard Group—23-1945930(6)	15,436,670	13.1%	12.6%
Vanguard Specialized Funds—Vanguard REIT Index Fund—23-2834924(7)	4,983,650	4.2%	4.1%
Benjamin S. Butcher(8)	825,966	*	*
William R. Crooker(8)	80,731	*	*
Stephen C. Mecke(8)	278,163	*	*
Jeffrey M. Sullivan(8)	135,108	*	*
David G. King(8)	185,363	*	*
Virgis W. Colbert(9)	31,172	*	*
Michelle S. Dilley(9)	9,300	*	*
Jeffrey D. Furber(9)	75,333	*	*
Larry T. Guillemette(9)	64,386	*	*
Francis X. Jacoby III(9)	57,510	*	*
Christopher P. Marr(9)	42,290	*	*
Hans S. Weger(9)	63,824	*	*
All directors and executive officers as a group (12 persons)	1,849,146	1.5%	1.5%

*                                          Represents ownership of less than 1.0%.

(1)                                  Ownership consists of shares of common stock, common units and LTIP units. Subject to certain restrictions, common units may be redeemed for cash, or at our option, an equal number of shares of common stock.  Upon achieving parity with the common units and becoming “redeemable” in accordance with the terms of the partnership agreement of our operating partnership, LTIP units may be redeemed for cash, or at our option, an equal number of shares of common stock, subject to certain restrictions.

(2)                                  Based on 117,948,452 shares of common stock outstanding as of March 8, 2019.  In computing the percentage ownership of a person or group, we have assumed that the common units and LTIP units held by that person or the persons in the group have been redeemed for shares of common stock and that those shares are outstanding but that no common units or LTIP units held by other persons are redeemed for shares of common stock, notwithstanding that not all of the LTIP units have vested to date.

(3)                                  Based on 122,158,430 shares of common stock and units outstanding as of March 8, 2019 on a fully-diluted basis, comprised of 117,948,452 shares of common stock and 4,209,978 shares of common stock issuable upon exchange or conversion of outstanding common units and LTIP units of our operating partnership.

(4)                                  This information and the information in this footnote were obtained from a Schedule 13G filed with the SEC on February 13, 2019.  AllianceBernstein L.P. (“AllianceBernstein”), in its capacity as an investment adviser, is deemed to have sole power to vote or to direct the vote with respect to 4,656,693 shares of common stock and is deemed to have the sole power to dispose or direct the disposition with respect to 5,446,113 shares of common stock.  AllianceBernstein is a majority owned subsidiary of AXA Equitable Holdings, Inc. and an indirect majority owned subsidiary of AXA SA.  The business address for AllianceBernstein is 1345 Avenue of the Americas, New York, New York 10105.

(5)                                  This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 31, 2019.  BlackRock, Inc., in its capacity as a parent holding company, is deemed to have sole power to vote or to direct the vote with respect to 10,118,000 shares of common stock and is deemed to have the sole power to dispose or direct the disposition with respect to 11,033,193 shares of common stock.  The business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)                                  The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 11, 2019.  The Vanguard Group—23-1945930 (“Vanguard Group”), in its capacity as an investment adviser, is deemed to have sole power to vote or to direct the vote with respect to 188,618 shares of common stock, is deemed to have shared power to vote or to direct the vote with respect to 112,627 shares of common stock, is deemed to have sole power to dispose or to direct the disposition with respect to 15,233,106 shares of common stock, and is deemed to have shared power to dispose or to direct the disposition with respect to 203,564 shares of common stock.  Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)                                  The information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 31, 2019, 2018.  Vanguard Specialized Funds—Vanguard Real Estate Index Fund—23-2834924 (“Vanguard Funds”), in its capacity as an investment company, is deemed to have sole power to vote or to direct the vote with respect to 4,983,650 shares of common stock.  Vanguard Funds has its principal business office at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)                                  Includes 737,943, 78,756, 276,163, 135,108 and 184,599 LTIP units held by each of Messrs. Butcher, Crooker, Mecke, Sullivan and King, respectively, and 15,935 common units held by Mr. Butcher.  Not all of the LTIP units have vested.

(9)                                  Includes 7,758, 20,518, 35,659, 35,659, 35,659, 28,249 and 35,659 LTIP units held by Ms. Dilley and Messrs. Colbert, Furber, Guillemette, Jacoby, Marr and Weger, respectively.  Not all of these LTIP units have vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Future Transactions with Related Persons

The board of directors has adopted a policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K.  The policy provides that the nominating and corporate governance committee is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (i) the amount involved may be expected to exceed $120,000 in any fiscal year, (ii) we will be a participant and (iii) a related person has a direct or indirect material interest.  A related person will be defined as an executive officer, director or nominee for election as director, or a greater than 5% beneficial owner of our common stock, or an immediate family member of the foregoing.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2018, the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

Stockholder Proposals

Stockholder proposals intended to be presented at the 2020 annual meeting of stockholders must be received by the corporate secretary of the company no later than November 20, 2019 in order to be considered for inclusion in our proxy statement relating to the 2020 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a stockholder to be presented at the 2020 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 21, 2019, and on or before November 20, 2019.  If the 2020 annual meeting of stockholders is scheduled to take place before March 30, 2020, or after May 29, 2020, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2020 annual meeting and not later than the close of business on the later of the 120th day prior to the 2020 annual meeting or the tenth day following the day on which public announcement of the date of the 2020 annual meeting is first made public by our company.  Any such proposal should be mailed to: STAG Industrial, Inc., One Federal Street, 23rd Floor, Boston, Massachusetts, 02110, Attention: Jeffrey M. Sullivan, Corporate Secretary.  A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

Additional Matters

The board of directors does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting.  If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By order of the board of directors:

JEFFREY M. SULLIVAN Executive Vice President, General Counsel and Secretary

Boston, Massachusetts

March 20, 2019

Appendix A

DEFINITIONS AND NON-GAAP FINANCIAL MEASURES

Certain Definitions

In this proxy statement, we define:

•                  “net debt” as our total long-term indebtedness outstanding less cash and cash equivalents on hand;

•                  “long-term indebtedness” as the principal outstanding on our unsecured credit facility, unsecured term loans, unsecured notes and mortgage notes;

•                  “real estate cost basis” as the book value of rental property and deferred leasing intangibles, exclusive of the related accumulated depreciation and amortization; and

•                  “enterprise value” as the market value of our common stock and operating partnership units (including LTIP units) outstanding (based on the period-end closing price on the NYSE) plus the liquidation value of our preferred stock and amounts outstanding on our long-term indebtedness.

Funds From Operations

Funds from operations (“FFO”) should not be considered as an alternative to net income (determined in accordance with generally accepted accounting principles (“GAAP”)) as an indication of our performance, and we believe that to understand our performance further, FFO should be compared with our reported net income or net loss in accordance with GAAP, as presented in our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO represents GAAP net income (loss), excluding gains (or losses) from sales of depreciable operating buildings, impairment write-downs of depreciable real estate, real estate related depreciation and amortization (excluding amortization of deferred financing costs and fair market value of debt adjustment) and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a supplemental performance measure because it is a widely recognized measure of the performance of REITs.  FFO may be used by investors as a basis to compare our operating performance with that of other real estate investment trusts (“REITs”).

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our buildings that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our buildings, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.  In addition, other REITs may not calculate FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO.  FFO should not be used as a measure of our liquidity, and is not indicative of funds available for our cash needs, including our ability to pay dividends.

A-1

The following table sets forth a reconciliation of our FFO attributable to common stockholders and unit holders for the periods presented to net income, the nearest GAAP equivalent.

	Year ended December 31,
Reconciliation of Net Income to FFO (in thousands)	2018	2017
Net income	$96,245	$32,200
Rental property depreciation and amortization	167,321	150,591
Loss on impairments	6,182	1,879
Gain on the sales of rental property, net	(72,211)	(24,242)
FFO	$197,537	$160,428
Preferred stock dividends	(7,604)	(9,794)
Redemption of preferred stock	(2,661)	—

FFO attributable to common stockholders and unit holders	$187,272	$150,634

Net Operating Income

We consider net operating income (“NOI”) to be an appropriate supplemental performance measure to net income because we believe it helps investors and management understand the core operations of our buildings. NOI is defined as rental revenue, including reimbursements, less property expenses and real estate taxes and insurance. NOI should not be viewed as an alternative measure of our financial performance since it excludes expenses which could materially impact our results of operations. Further, our NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating NOI.

The following table sets forth a reconciliation of our net operating income for the periods presented to net income, the nearest GAAP equivalent.

	Year ended December 31,
Reconciliation of Net Income to NOI (in thousands)	2018	2017
Net income	$96,245	$32,200
Asset management fee income	—	(52)
General and administrative	34,052	33,349
Transaction costs	214	5,386
Depreciation and amortization	167,617	150,881
Interest and other income	(20)	(12)
Interest expense	48,817	42,469
Loss on impairments	6,182	1,879
Gain on involuntary conversion	—	(325)
Loss on extinguishment of debt	13	15
Other expenses	1,063	1,097
Loss on incentive fee	—	689
Gain on the sales of rental property, net	(72,211)	(24,242)

Net operating income	$281,972	$243,334

A-2

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/28/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. STAG INDUSTRIAL, INC. One Federal Street, 23rd Floor Boston, MA 02110 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/28/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the election of each of the director nominees named below: 1. Election of Directors Nominees Benjamin S. Butcher For 0 0 0 0 0 0 0 0 Yes 0 Against 0 0 0 0 0 0 0 0 No 0 Abstain 0 0 0 0 0 0 0 0 1A The Board of Directors recommends you vote FOR proposals 2 and 3. For 0 Against 0 Abstain 0 1B Virgis W. Colbert 2 The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2019. 1C Michelle S. Dilley 0 0 0 1D Jeffrey D. Furber 3 The approval, by non-binding vote, of executive compensation. 1E Larry T. Guillemette NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1F Francis X. Jacoby III 1G Christopher P. Marr 1H Hans S. Weger Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000402661_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com STAG INDUSTRIAL, INC. Annual Meeting of Stockholders April 29, 2019 1:30 PM This proxy is solicited by the Board of Directors The undersigned hereby appoints Stephen C. Mecke and Jeffrey M. Sullivan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of STAG INDUSTRIAL, INC. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders to be held at 1:30 PM, EDT on April 29, 2019, at the offices of DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, MA and any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR NOMINEE UNDER PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side 0000402661_2 R1.0.1.18